Exhibit 10.1

EXECUTION COPY

$650,000,000

CREDIT AGREEMENT

among

VOUGHT AIRCRAFT INDUSTRIES, INC.

as Borrower,

The Several Funding Parties from Time to Time Parties Hereto,

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Documentation Agent

Dated as of December 22, 2004

LEHMAN BROTHERS INC. and J.P. MORGAN SECURITIES INC., as Joint Lead Arrangers and Joint
Bookrunners

THE SYMBOL ‘**’ IS USED THROUGHOUT THIS DOCUMENT TO INDICATE THAT THE PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC.

i

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Properties
3A.11	Interim Tranche B Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.8	Real Estate Assets
4.15	Subsidiaries
7.2	Existing Indebtedness
7.3	Existing Liens
7.8	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Shareholder Hypothecation Agreement
C	Form of Compliance Certificate
D	Form of Closing Certificate
E	Form of Mortgage
F	Form of Assignment and Assumption
G	Form of Legal Opinion of Counsel to the Borrower and its Subsidiaries
H	Form of Exemption Certificate

v

          CREDIT AGREEMENT (this “Agreement”), dated as of December 22, 2004, among VOUGHT AIRCRAFT INDUSTRIES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Funding Parties”) and Lehman Commercial Paper Inc., as Administrative Agent.

          The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

          “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR. For purposes of this agreement, a Tranche B L/C Deposit is not an ABR Loan.

          “Adjustment Date”: as defined in the Pricing Grid.

          “Administrative Agent”: Lehman Commercial Paper Inc., as the administrative agent for the Funding Parties under this Agreement and the other Loan Documents, together with any of its successors and, for purposes of Section 9, shall include affiliates of Lehman Commercial Paper Inc. as the arranger of the Commitments.

          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          “Aggregate Exposure”: with respect to any Funding Party at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Funding Party’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Funding Party’s Term Loans, (ii) the amount of such Funding Party’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Funding Party’s Revolving Extensions of Credit then outstanding, (iii) the aggregate then unpaid principal amount of such Funding Party’s Incremental Facility Term Loans, (iv) the amount of such Funding Party’s unused Incremental Facility Term Loan Commitments and (v) the amount of such Funding Party’s Tranche B L/C Deposit or, if the Tranche B L/C Commitments have been terminated, the amount of such Funding Party’s Tranche B L/C Exposure.

          “Aggregate Exposure Percentage”: with respect to any Funding Party at any time, the ratio (expressed as a percentage) of such Funding Party’s Aggregate Exposure at such time to the total Aggregate Exposures of all Funding Parties at such time.

          “Agreed Purposes”: as defined in Section 10.15.

          “Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          “Alternate Currency”: the lawful currency of the member states of the European Union that participate in the euro or the lawful money of the United Kingdom.

          “Annual Operating Budget”: as defined in Section 6.2(b).

          “Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	1.50%	2.50%
Term Loans	1.50%	2.50%

or, with respect to the Tranche B L/C Facility, the rate per annum equal to 2.60%; provided that on and after the first Adjustment Date occurring after the completion of the fiscal quarter of the Borrower ending December 31, 2004, the Applicable Margins with respect to Term Loans, Revolving Loans, Swingline Loans and the Tranche B L/C Facility will be determined pursuant to the Pricing Grid. The Applicable Margin for the Incremental Term Loans of any Series shall be determined at the time such Series of Loans is established pursuant to Section 2.4.

          “Applicable Spot Rate”: on any date, with respect to any amount denominated in an Alternative Currency, the amount of Dollars into which such amount may be converted at the spot rate at which Dollars are offered to the Tranche A Issuing Lender in New York, New York for the Alternative Currency in which such amount is denominated at approximately 11:00 a.m. (New York time) on such day or if such day is not a Business Day, on the immediately preceding Business Day, and as determined as provided in the definition of “Dollar Equivalent”.

          “Application”: an application, in such form as the Tranche A Issuing Lender may specify from time to time, requesting the Tranche A Issuing Lender to open a Tranche A Letter of Credit.

          “Approved Fund”: as defined in Section 10.6(b).

          “Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding (i) inventory Disposed of in the ordinary course of business, (ii) Dispositions of scrap or obsolete, worn out or idle Property or Property that is not being used in the business of the Borrower or any of its Subsidiaries, (iii) any such Disposition which is a Recovery Event, (iv) Dispositions of other Property yielding Net Cash Proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) of less than $5,000,000 with respect to any transaction or series of related transactions and less than $25,000,000 in the aggregate during the term of this Agreement, (v) Dispositions of Property from one Loan Party to another Loan Party; and (vi) Dispositions permitted by clauses (c), (d), (f), (g), (h), (i) and (k) of Section 7.5.)

          “Assignee”: as defined in Section 10.6(b).

          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit F.

          “Available Revolving Commitment”: as to any Revolving Funding Party at any time, an amount equal to the excess, if any, of (a) such Funding Party’s Revolving Commitment then in effect over (b) such Funding Party’s Revolving Extensions of Credit then outstanding; provided that in calculating any Revolving Funding Party’s Revolving Extensions of Credit for the purpose of determining such Revolving Funding Party’s Available Revolving Commitments pursuant to Section 2.10(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

          “Benefitted Funding Party”: as defined in Section 10.7(a).

          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

          “Borrower”: as defined in the preamble hereto.

          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Funding Parties to make Loans hereunder.

          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures of such Person during such period that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the statement of cash flows of such Person; provided that the following expenditures shall not be deemed Capital Expenditures: (i) Permitted Acquisitions, (ii) expenditures made with or reimbursed from the proceeds of insurance or condemnation payments, and (iii) expenditures to the extent financed with the proceeds of an Equity Issuance or contribution of capital to the Borrower.

          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

          “Cash Equivalents”: (i) marketable direct obligations (a) issued by or unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Funding Party or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above and (b) has net assets of not less than $500,000,000.

          “Certificated Security”: any Pledged Stock (as defined in the Guarantee and Collateral Agreement) evidenced by a certificate.

          “Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied and the initial Loans hereunder shall have been funded.

          “Code”: the Internal Revenue Code of 1986, as amended from time to time.

          “Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

          “Commitment”: as to any Funding Party, the sum of the Term Commitment, the Revolving Commitment, the Incremental Term Loan Commitment and the Tranche B L/C Commitment of such Funding Party.

          “Commitment Fee Rate”: 1/2 of 1% per annum; provided that on and after the first Adjustment Date occurring after the completion of the fiscal quarter of the Borrower ending December 31, 2004, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

          “Commonly Controlled Plan”: as defined in Section 4.13(b).

          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

          “Confidential Information”: as defined in Section 10.15.

          “Consolidated Adjusted EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Net Interest Expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment and administrative fees and charges with respect to the Facilities), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business, non-recurring 7E7 Program expenses and non-recurring Facilities Consolidation Program expenses), (f) any other non-cash charges, expenses or losses, (g) restructuring and integration costs, (h) stock-option based compensation expenses, and (i) all fees and expenses paid pursuant to the Management Agreement and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Net Interest Expense), and (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sale of assets outside of the ordinary course of business), all as determined on a consolidated basis, provided that for purposes of calculating Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for any period, (i) the Consolidated Adjusted EBITDA of any Person acquired by the Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period, and assuming any cost savings to the extent permitted under Regulation S-X of the Exchange Act or otherwise approved by the Administrative Agent if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated Adjusted EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent and (ii) the Consolidated Adjusted EBITDA of any Person Disposed of by the Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period). For purposes of determining compliance with the financial covenants set forth in Section 7.1, any equity contribution made to the Borrower by Permitted Investors after the Closing Date and prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Borrower, be deemed to increase, dollar for dollar, Consolidated Adjusted EBITDA for such fiscal quarter for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”), provided that (a) Specified Equity Contributions may be made in no more than two fiscal quarters (which may be consecutive) in an amount not to exceed $25,000,000 for either such fiscal quarter and (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants set forth in Section 7.1.

          “Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

          “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of the Borrower and its Subsidiaries and (b) without duplication, all Indebtedness consisting of Revolving Loans or Swingline Loans, to the extent otherwise included therein.

          “Consolidated Interest Expense”: of any Person for any period, total interest expense (including that portion in respect of Capital Lease Obligations and capitalized interest) of such Person and its Subsidiaries on a consolidated basis with respect to all outstanding Funded Debt of such Person and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and plus the net amount paid (or minus the net amount received) under Hedge Agreements (whether or not actually paid or received during such period), but excluding, however, any amounts referred to in Section 2.10(b) and any amounts expended for up-front costs in relation to interest rate collars and similar Hedge Agreements entered into pursuant to Section 6.9. and minus the amount of consolidated interest income, if any, for such period.

          “Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries and (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower or Global Aeronautica) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions.

          “Consolidated Net Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for such period to (b) Consolidated Net Interest Expense of the Borrower and its Subsidiaries for such period.

          “Consolidated Net Interest Expense”: of any Person for any period, Consolidated Interest Expense for such period, excluding any amount not paid or received in cash during such period.

          “Consolidated Total Leverage”: at any date, the aggregate stated balance amount of all Funded Debt of the Borrower and its Subsidiaries at such date minus the aggregate amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

          “Consolidated Total Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Leverage on such day to (b) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for such period.

          “Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

          “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          “Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

          “Dollar Equivalent”: with respect to any amount denominated in an Alternate Currency, an equivalent amount in Dollars, computed as follows:

(i)	for purposes of computing the L/C Obligations as of the date of each borrowing of Loans or the issuance of any Tranche A Letter of Credit, the equivalent in Dollars of the aggregate unused face amount of all outstanding Alternate Currency Letters of Credit, computed by the Administrative Agent on the basis of the Applicable Spot Rate at approximately 10:00 a.m. New York time on the date of such borrowing or issuance;

(ii)	for purposes of computing the outstanding face amount of Tranche A Letters of Credit for purposes of Section 3.3, the equivalent in Dollars of the aggregate unused face amount of all outstanding Alternate Currency Letters of Credit, computed by the Administrative Agent on the basis of the Applicable Spot Rate at approximately 10:00 a.m. New York time on the relevant quarterly date referred to therein;

(iii)	for purposes of computing the outstanding face amount of Tranche A Letters of Credit for purposes of Section 10.6(b)(iii), the equivalent in Dollars of the aggregate unused face amount of all outstanding Alternate Currency Letters of Credit, computed by the Administrative Agent on the basis of the Applicable Spot Rate approximately 10:00 a.m. New York time on the date of issuance of such Alternate Currency Letters of Credit; and

(iv)	for purposes of making any other determinations in this Agreement, the equivalent in Dollars of the aggregate unused face amount of the outstanding Alternate Currency Letters of Credit, computed by the Administrative Agent on the basis of the Applicable Spot Rate at approximately 10:00 a.m. New York time on the date of any such determination.

          “Dollars” and “$”: dollars in lawful currency of the United States.

          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

          “Environmental Claim” means any written notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

          “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to pollution or the protection of the environment; and (ii) the generation, use, storage, transportation or Release of Hazardous Materials.

          “Environmental Notification Amount”: an amount or amounts payable by the Borrower and/or any of its Subsidiaries, in the aggregate in excess of $10,000,000, for (a) costs to cure any violation of any Environmental Law, (b) costs of any investigation, and any remediation, of any contamination caused by Materials of Environmental Concern, and (c) compensatory damages (including, without limitation, damages to natural resources), fines and penalties pursuant to any Environmental Law.

          “Environmental Permits”: any and all permits, licenses, approvals, registrations, exemptions and other authorizations required under any Environmental Law.

          “Equity Issuance”: any issuance by any of the Borrower and its Subsidiaries of its Capital Stock in a public offering.

          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., local time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate. For purposes of this Agreement, a Tranche B L/C Deposit is not a Eurodollar Loan.

          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 — Eurocurrency Reserve Requirements

          “Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          “Excess Cash Flow”: for any fiscal year of the Borrower, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income (including, without limitation, deferred tax credits), (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures permitted under this Agreement and Permitted Acquisitions (other than to the extent any such Capital Expenditure or Permitted Acquisition is made with the proceeds of Indebtedness or an Equity Issuance or with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year, to the extent accompanying permanent optional reductions of the Revolving Commitments, all optional prepayments of the Term Loans and Incremental Facility Term Loans during such fiscal year and all reimbursements of drawings under Tranche B Letters of Credit during such fiscal year, to the extent accompanying permanent reductions in the Total Tranche B L/C Deposits pursuant to Section 3A.9, (iv) the aggregate amount of all regularly scheduled principal payments of Indebtedness (including, without limitation, the Term Loans and the Incremental Facility Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) fees and expenses incurred in connection with the Facilities or any Permitted Acquisition, (viii) purchase price adjustments paid or received in connection with any Permitted Acquisition, (ix) the net amount of Investments made during such period pursuant to Section 7.8 and (x) cash expenditures made for the 7E7 Program and the Facilities Consolidation Program during such period.

          “Excess Cash Flow Application Date”: as defined in Section 2.13(b).

          “Excess Cash Flow Payment Amount”: as defined in Section 2.13(b).

          “Existing Credit Agreement”: that certain Credit Agreement dated July 24, 2000, among the Borrower, the lenders parties thereto, certain other parties and Lehman Commercial Paper Inc., as administrative agent and collateral agent, as amended, supplemented or otherwise modified prior to and as in effect on the Closing Date.

          “Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”), (c) the Incremental Facility Term Loan Commitments of each Series and the Incremental Facility Term Loans made thereunder (each, an “Incremental Facility”) and (d) the Tranche B L/C Facility.

          “Facilities Consolidation Program”: the facilities consolidation program of the Borrower substantially as set forth and described in the most recent Form 10-Q filed by the Borrower with the SEC prior to the date hereof, with such changes thereto that are not materially adverse to the Funding Parties.

          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Lehman Commercial Paper Inc. from three federal funds brokers of recognized standing selected by it.

          “Fee Payment Date”: (a) the last Business Day of each March, June, September and December and (b) the last day of the Revolving Commitment Period or, with respect to the Tranche B L/C Facility, the Tranche B L/C Termination Date.

          “Flood Hazard Property” means any real property subject to a Mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

          “Foreign Cash Equivalents”: (a) certificates of deposit or bankers acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community or Canada or any subdivision thereof, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition, (b) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P’s or Moody’s and (c) shares of any money market mutual fund that has its assets invested continuously in the types of investments referred to in clauses (a) and (b) above.

          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

          “Funded Debt”: with respect to any Person, all Indebtedness of such Person with respect to (i) borrowed money, (ii) obligations of such Person evidenced by debt securities, debentures, acceptances, notes or other similar instruments or (iii) Capital Lease Obligations, provided that, solely for purposes of Section 8(e), “Funded Debt” shall also include the deferred purchase price of Property or services (except for accounts payable and accrued expenses and receipt of progress and advance payments related to such purchase price, in each case arising in the ordinary course of business) to the extent reflected as a liability on the balance sheet of such Person.

          “Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Funding Parties.

          “Funding Parties”: as defined in the preamble hereto.

          “GAAP”: subject to the limitations on the application thereof set forth in Section 1.2(e), generally accepted accounting principles in the United States as in effect from time to time.

          “Global Aeronautica”: A Joint Venture to be formed for the initial purpose of performing the integration of major components of the Boeing 7E7 fuselage and related testing activities.

          “Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Funding Party, any securities exchange and any banking, securities or insurance self regulatory organization (including the National Association of Insurance Commissioners).

          “Governmental Authorization”: any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided however that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          “Hazardous Materials”: (A) any petroleum or petroleum products, radioactive materials, PCBs, or friable asbestos; (B) any chemicals or other materials or substances which are now defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, or “toxic pollutants” or words of similar import under any Environmental Law; and (C) pesticides.

          “Hazardous Materials Activity”: any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

          “Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

          “Immaterial Subsidiary”: on any date, any Subsidiary of the Borrower designated as such by the Borrower in a notice to the Administrative Agent that has less than $5,000,000 in book value of net assets as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such date, provided that the Borrower shall only be permitted to designate a Subsidiary as an “Immaterial Subsidiaries” if, immediately after such designation, the aggregate book value of net assets as reflected on the most recent financial statements delivered pursuant to Section 6.1 for all Immaterial Subsidiaries is less than $10,000,000.

          “Incremental Facility Agreement”: as defined in Section 2.4.

          “Incremental Facility Percentage”: as to any Incremental Facility Term Loan Funding Party with respect to any Incremental Facility at any time, the percentage which such Funding Party’s unused Incremental Facility Term Loan Commitment for such Incremental Facility plus such Funding Party’s Incremental Facility Term Loans for such Incremental Facility then constitutes of the aggregate unused Incremental Facility Term Loan Commitments and Incremental Facility Term Loans for such Incremental Facility.

          “Incremental Facility Term Loan Commitment”: as to any Funding Party, the obligation of such Funding Party (if any) to make Incremental Facility Term Loans in a principal amount not to exceed the amount determined in accordance with the provisions of Section 2.4.

          “Incremental Facility Term Loan Funding Parties”: in respect of any Series of Incremental Facility Term Loans, the Funding Parties from time to time holding Incremental Facility Term Loans and Incremental Facility Term Loan Commitments of such Series.

          “Incremental Facility Term Loans”: term loans provided for pursuant to an Incremental Facility Agreement entered into pursuant to Section 2.4.

          “Indebtedness”: of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) Capital Lease Obligations of such Person; (iii) notes payable and drafts accepted of such Person representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and ordinary course trade payables), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness of such Person secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person (other than any such indebtedness relating to property or assets in South Carolina incurred in connection with the 7E7 Program or property or assets in Dallas, Texas incurred in connection with the Facilities Consolidation Program); (vi) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; and (viii) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (viii), the primary purpose or intent thereof is as described in clause (vii) above.

          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          “Insolvent”: pertaining to a condition of Insolvency.

          “Instrument”: as defined in the Guarantee and Collateral Agreement.

          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          “Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that occurs at intervals of three months’ duration after the first day of such Interest Period, and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Funding Parties under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (with the consent of each affected Funding Party under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

       (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

       (ii) any Interest Period that would otherwise extend beyond the scheduled Revolving Termination Date or beyond the date final payment is due on the Term Loans or on the Incremental Facility Term Loans for any Series shall end on the Revolving Termination Date or such due date, as applicable; and

       (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          “Interim Tranche B Letter of Credit”: certain dollar denominated letters of credit issued by a bank other than the Tranche B Issuing Lender against issuance by the L/C Arranger of a Risk Participation Agreement to confirm payment to such other bank, as listed on Schedule 3A.11 hereto.

          “Investments”: as defined in Section 7.8.

          “Joint Lead Arrangers”: Lehman Brothers Inc. and J.P. Morgan Securities Inc.

          “Joint Venture”: a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          “Judgment Conversion Date”: as defined in Section 10.13(a).

          “Judgment Currency”: as defined in Section 10.13(a).

          “L/C Arranger”: Lehman Commercial Paper Inc..

          “L/C Commitment”: $100,000,000.

          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Tranche A Letters of Credit (using, in the case of Alternate Currency Letters of Credit, the Dollar Equivalent of the aggregate undrawn face amount thereof on the relevant date) and (b) the aggregate amount of drawings under Tranche A Letters of Credit that have not then been reimbursed.

          “L/C Participants”: the collective reference to all the Revolving Funding Parties other than the applicable Tranche A Issuing Lender.

          “Leasehold Mortgages”: each of the leasehold mortgages made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Funding Parties, substantially in a form reasonably approved by the Administrative Agent (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), and including landlord consent and estoppel language reasonably requested by the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

          “Leasehold Property”: any leasehold interest of any Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral.

          “Letter of Credit”: any Tranche A Letter of Credit or Tranche B Letter of Credit.

          “Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          “Loan”: any loan (including any Incremental Facility Term Loan) made by any Funding Party pursuant to this Agreement. For purpose of this Agreement, a Tranche B L/C Deposit is not a Loan.

          “Loan Documents”: this Agreement, the Security Documents, the Applications and the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

          “Loan Parties”: the Borrower and each Subsidiary Guarantor.

          “Majority Facility Funding Parties”: with respect to (i) the Tranche B L/C Facility, the holders of more than 50% of the Total Tranche B L/C Deposits or, if the Tranche B L/C Commitments have been terminated, the amount of total Tranche B L/C Exposure, and (ii) any other Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans, the Total Revolving Extensions of Credit or the Incremental Facility Term Loans, as the case may be, outstanding under such Facility (or in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments, and in the case of any Incremental Facility, plus the aggregate outstanding amount of the unused Incremental Facility Term Loan Commitments of such Incremental Facility).

          “Majority Revolving Facility Funding Parties”: the Majority Facility Funding Parties in respect of the Revolving Facility.

          “Management Agreement”: the Management Agreement, dated as of July 24, 2000, between the Borrower and the Sponsor, as in effect on the Closing Date and as modified from time to time with the consent of the Administrative Agent.

          “Mandatory Prepayment Percentage”: 50%; provided that, with respect to each fiscal year of the Borrower ending on or after December 31, 2005, the Mandatory Prepayment Percentage shall be reduced to (i) 25% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is not greater than 2.25 to 1.0 and (ii) 0% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is not greater than 1.50 to 1.0.

          “Material Adverse Effect”: a material adverse effect on (i) the business, operations, properties, assets, or financial condition of Borrower and its Subsidiaries, taken as a whole or (ii) the validity or enforceability of the Loan Documents or the material rights and remedies of the Administrative Agent and the Funding Parties thereunder, in each case, taken as a whole.

          “Material Real Estate Asset”: (a) any fee-owned Real Estate Asset having a fair market value in excess of $5,000,000 as of the date of the acquisition thereof and (b) all Leasehold Properties (other than those with respect to which the aggregate payments under the term of the lease are less than $1,500,000 per annum) that the Administrative Agent has determined are material to the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries.

          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined as hazardous or toxic under any Environmental Law, that are regulated pursuant to, or that could give rise to liability under, any Environmental Law.

          “Moody’s”: Moody’s Investors Service.

          “Mortgaged Properties”: the owned real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Funding Parties shall be granted a Lien pursuant to the Mortgages as required under Section 6.13(a), and any other owned or leased properties as to which the Administrative Agent for the benefit of the Funding Parties shall be granted a Lien pursuant to the Mortgages as required under Section 6.10(b).

          “Mortgages”: each of the mortgages, Leasehold Mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Funding Parties, substantially in the form of Exhibit E (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Net Cash Proceeds”: in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

          “Non-Excluded Taxes”: as defined in Section 2.21(a).

          “Non-U.S. Funding Party”: as defined in Section 2.21(d).

          “Note”: any promissory note evidencing any Loan.

          “Obligation Currency”: as defined in Section 10.13(a).

          “Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations, the Tranche B L/C Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Funding Party (or, in the case of Specified Hedge Agreements, any affiliate of any Funding Party), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Tranche A Letters of Credit, the Tranche B Letters of Credit or any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Funding Party that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that (a) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          “Passive Investor”: a mutual fund or other entity that invests in corporations and/or other companies to the extent that any such fund or entity is not engaged in the active management of any such corporation or company, provided that, if such fund or entity has not made prior investments, such fund or entity shall be deemed engaged in such active management to the extent its parent company is so engaged.

          “Payment Amount”: as defined in Section 3.5(a).

          “Participant”: as defined in Section 10.6(c).

          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          “Permitted Acquisition”: (i) any acquisition approved by the Required Lenders, (ii) the formation of Global Aeronautica or (iii) any acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person, if such acquisition described in this clause (iii) complies with the following criteria:

     (a) No Default or Event of Default shall be in effect immediately prior, and after giving effect to, such acquisition.

     (b) After giving effect to the consummation of such acquisition and to the incurrence of any Indebtedness associated therewith, the Borrower shall be in pro forma compliance with Section 7.1 (calculated as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which such acquisition is consummated, giving pro forma effect to such acquisition and the issuance of the related Indebtedness).

     (c) The Person, division, product line or line of business acquired in such acquisition (the “Target”) shall be in the same or related business or lines of business or reasonable extensions thereof in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date.

     (d) At least five Business Days prior to the consummation of such acquisition (i) the Administrative Agent shall have received (A) financial projections in respect of the Target for the one-year period following the consummation of such acquisition and (B) such financial information as it shall have reasonably requested to demonstrate pro forma compliance with the financial criteria set forth in paragraph (b) above, (ii) the Administrative Agent shall have received substantially final copies of the documentation to be executed in connection with such acquisition, including all schedules and exhibits thereto and (iii) the Administrative Agent shall have received notice of the closing date for such acquisition; provided that such notice shall be given unless doing so would materially interfere with, or would cause materially adverse economic consequences with respect to, the consummation of such acquisition.

     (e) After giving effect to any such acquisition, the aggregate Available Revolving Commitments plus the aggregate amount of cash, Cash Equivalents and Foreign Cash Equivalents held by the Borrower and its Subsidiaries shall be at least $10,000,000.

     (f) In the case of the acquisition of Capital Stock, at least 90% of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned by the Borrower or a Subsidiary Guarantor, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Sections 6.10 and 6.11, as applicable.

          “Permitted Investor”: (i) the present and former directors, officers and employees of the Borrower who are or become investors, (ii) the Sponsor and its Affiliates, and (iii) other co-investors of the Sponsor on the date hereof.

          “Permitted Seller Note”: a promissory note containing subordination and other provisions reasonably acceptable to the Administrative Agent, representing Indebtedness of the Borrower or any Subsidiary incurred in connection with any acquisition permitted under Section 7.2(e) and payable to the seller in connection therewith.

          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          “Plan”: at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which the Borrower or any of its Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Pledge Agreement”: the Shareholder Hypothecation Agreement to be executed and delivered by the Pledgors, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

          “Pledged Securities”: as defined in the Guarantee and Collateral Agreement.

          “Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

          “Pledgors”: as defined in the Pledge Agreement.

          “Pricing Grid”: the table set forth below.

				Applicable Margin
	Applicable	Applicable	Applicable Margin	for Revolving
	Margin for Term	Margin for Term	for Revolving	Loans and
Consolidated Total	Loans that are	Loans that are	Lones that are	Swingline Loans	Commitment	Tranche B L/C
Leverage Ratio	Eurodollar Loans	ABR Loans	Eurodollar Loans	that are ABR Loans	Fee Rate	Facility
X ≥ 3.25 : 1.00	2.50%	1.50%	2.50%	1.50%	0.50%	2.60%
2.75 : 1.00 ≤ X < 3.25 : 1.00	2.50%	1.50%	2.25%	1.25%	0.50%	2.60%
2.25 : 1.00 ≤ X < 2.75 : 1.00	2.50%	1.50%	2.00%	1.00%	0.375%	2.60%
X < 2.25 : 1.00	2.25%	1.25%	1.75%	0.75%	0.375%	2.35%

          Changes in the Applicable Margin with respect to Term Loans, Revolving Loans and Swingline Loans resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date (as modified by the proviso to this sentence, the “Adjustment Date”) on which financial statements are delivered to the Funding Parties pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph; provided that in the case of any Term Loan any reduction or increase in Applicable Margin shall only occur on the date of the second consecutive financial statement referred to above requiring the relevant change in Applicable Margin and the date of such second financial statement shall be the relevant “Adjustment Date” for the Term Loans. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, Consolidated Total Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 3.25 to 1. In addition, at all times while an Event of Default set forth in Section 8(a) or 8(f) shall have occurred and be continuing, the Consolidated Total Leverage Ratio shall for the purposes of this Pricing Grid be deemed to be greater than 3.25 to 1. Each determination of the Consolidated Total Leverage Ratio pursuant to this Pricing Grid shall be made for the periods and in the manner contemplated by Section 7.1(a).

          “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          “Real Estate Asset”: at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary in an amount for each such event exceeding $1,000,000.

          “Refunded Swingline Loans”: as defined in Section 2.8.

          “Register”: as defined in Section 10.6(b)(iv).

          “Regulation H”: Regulation H of the Board as in effect from time to time.

          “Regulation U”: Regulation U of the Board as in effect from time to time.

          “Reimbursement Obligation”: the obligation of the Borrower to reimburse each Tranche A Issuing Lender pursuant to Section 3.5(a) for amounts drawn under Tranche A Letters of Credit issued by such Tranche A Issuing Lender.

          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party for its own account in connection therewith that are not applied to prepay the Term Loans and the Incremental Facility Term Loans pursuant to Section 2.13 as a result of the delivery of a Reinvestment Notice.

          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

          “Reinvestment Notice”: a written notice signed on behalf of the Borrower by a Responsible Officer stating that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.

          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended or contractually committed to be expended with a Person other than an Affiliate of the Borrower prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Loan Parties’ business.

          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring one year after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date on which the Borrower shall have determined not to acquire assets useful in the Loan Parties’ business with such portion of such Reinvestment Deferred Amount.

          “Release”: any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.

          “Representatives”: as defined in Section 10.15.

          “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding, (iii) the aggregate unpaid principal amount of the Incremental Facility Term Loans then outstanding, (iv) the aggregate outstanding amount of the unused Incremental Facility Term Loan Commitments and (v) the Total Tranche B L/C Deposits at such time or, if the Tranche B L/C Commitments have been terminated, the amount of total Tranche B L/C Exposure at such time.

          “Required Prepayment Funding Parties”: the Majority Facility Funding Parties in respect of the Incremental Facilities and the Term Facility, taken together as one Facility.

          “Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          “Responsible Officer”: the chief executive officer, president, vice president – business management, vice president & chief administrator or chief financial officer (or similar title) of the Borrower, and, with respect to financial matters, the chief financial officer (or similar title), vice president, controller & treasurer or treasurer (or similar title) of the Borrower.

          “Restricted Payment”: (i) any dividend or other distribution (other than to the Borrower or any Subsidiary Guarantor), direct or indirect, on account of any Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of any class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, (other than to the Borrower or any Subsidiary Guarantor) of any Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding; (iii) any payment (other than to the Borrower or any Subsidiary Guarantor) made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Senior Notes.

          “Revolving Commitment”: as to any Funding Party, the obligation of such Funding Party, if any, to make Revolving Loans and participate in Swingline Loans and Tranche A Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Funding Party’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Funding Party became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $150,000,000.

          “Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

          “Revolving Extensions of Credit”: as to any Revolving Funding Party at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Funding Party then outstanding, (b) such Funding Party’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Funding Party’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

          “Revolving Funding Party”: each Funding Party that has a Revolving Commitment or that holds Revolving Loans.

          “Revolving Loans”: as defined in Section 2.5(a).

          “Revolving Percentage”: as to any Revolving Funding Party at any time, the percentage which such Funding Party’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Funding Party’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Funding Parties on a comparable basis.

          “Revolving Termination Date”: December 22, 2010.

          “Risk Participation Agreement”: a risk participation agreement in form and substance satisfactory to an L/C Arranger confirming payment by such L/C Arranger to an issuer of a Tranche A Letter of Credit, other than such L/C Arranger, of amounts drawn on any Tranche A Letter of Credit issued by such issuer.

          “S&P”: Standard & Poor’s Ratings Group.

          “SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

          “Securities”: as defined in the Guarantee and Collateral Agreement.

          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Pledge Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Loan Party to secure the obligations and liabilities of any Loan Party under any Loan Document.

          “Senior Note Indenture”: the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Notes, as the same may be amended, supplemented or otherwise modified from time to time.

          “Senior Notes”: those certain 8% Senior Notes due 2011 issued by the Borrower on July 2, 2003 in the aggregate principal amount of $270,000,000, as such Notes may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted by Section 7.9.

          “Series”: as defined in Section 2.4.

          “7E7 Program”: the 7E7 program of the Borrower substantially as set forth and described in the most recent Form 10-Q filed by the Borrower with the SEC prior to the date hereof, with such changes thereto that are not materially adverse to the Funding Parties.

          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          “Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          “Specified Change of Control”: a “Change of Control” (or any other defined term having the same purpose) as defined in the Senior Note Indenture.

          “Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Funding Party or any affiliate thereof at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by such Funding Party and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Funding Party or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Guarantee and Collateral Agreement. For the avoidance of doubt, all Hedge Agreements in existence on the Closing

Date between the Borrower or any of its Subsidiaries and any Funding Party shall constitute Specified Hedge Agreements.

          “Sponsor”: TC Group L.L.C., a Delaware limited liability company, and any Affiliates thereof.

          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, provided that, notwithstanding the foregoing, Global Aeronautica shall not be a “Subsidiary” of the Borrower so long as the Borrower shall not own, directly or indirectly, at least 90% of the Capital Stock of Global Aeronautica. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          “Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Foreign Subsidiary.

          “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.7 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

          “Swingline Lender”: Lehman Commercial Paper Inc., in its capacity as the lender of Swingline Loans.

          “Swingline Loans”: as defined in Section 2.7.

          “Swingline Participation Amount”: as defined in Section 2.8.

          “Term Commitment”: as to any Funding Party, the obligation of such Funding Party, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Funding Party’s name on Schedule 1.1A. The original aggregate amount of the Term Commitments is $425,000,000.

          “Term Funding Party”: each Funding Party that has a Term Commitment or that holds a Term Loan.

          “Term Loan”: as defined in Section 2.1.

          “Term Loan Maturity Date”: December 22, 2011.

          “Term Percentage”: as to any Term Funding Party at any time, the percentage which such Funding Party’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Funding Party’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

          “Title Policy”: as defined in Section 5.1(k)(iii).

          “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

          “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Funding Parties outstanding at such time.

          “Total Tranche B L/C Deposit”: at any time, the sum of all the Tranche B L/C Participants’ Tranche B L/C Deposits.

          “Tranche A Issuing Lender”: JPMorgan Chase Bank.

          “Tranche A Letters of Credit”: as defined in Section 3.1(a).

          “Tranche B Issuing Lender”: JPMorgan Chase Bank, N.A.

          “Tranche B L/C Commitment”: as to any Funding Party, the obligation of such Funding Party, if any, to participate in Tranche B Letters of Credit pursuant to Section 3A.2 and to provide its Tranche B L/C Deposit.

          “Tranche B L/C Deposit”: as to each Tranche B L/C Participant, the cash deposit made by such Funding Party pursuant to Section 3A.2, as such deposit may be (a) reduced from time to time (including as a result of conversion) pursuant to Section 3A.9 and (b) reduced or increased from time to time pursuant to assignments by or to such Funding Party pursuant to Section 10.6. The initial amount of each Tranche B L/C Participant’s Tranche B L/C Deposit is set forth on Schedule 1.1A, or in the Assignment and Assumption pursuant to which such Funding Party shall have acquired its Tranche B L/C Deposit, as applicable. The initial aggregate amount of the Tranche B L/C Participants’ Tranche B L/C Deposits is $75,000,000.

          “Tranche B L/C Deposit Account”: the account established by the Administrative Agent under its sole and exclusive control maintained at the office of the Tranche B Issuing Lender designated as the “LCPI Tranche B L/C Deposit Account” that shall be used solely to hold the Tranche B L/C Deposits.

          “Tranche B L/C Disbursement”: a payment made by the Tranche B Issuing Lender pursuant to a Tranche B Letter of Credit.

          “Tranche B L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Tranche B Letters of Credit at such time plus (b) the aggregate amount of all Tranche B L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Tranche B L/C Exposure of any Tranche B L/C Participant at any time shall be its Tranche B L/C Percentage of the total Tranche B L/C Exposure at such time.

          “Tranche B L/C Facility”: the facility in which Tranche B L/C Participants shall participate pursuant to Section 3A.

          “Tranche B L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate undrawn amount of all outstanding Tranche B Letters of Credit at such time plus (b) the aggregate amount of drawings under Tranche B Letters of Credit that have not been reimbursed pursuant to Section 3A.4.

          “Tranche B L/C Participant”: a Funding Party having a Tranche B L/C Commitment or Tranche B L/C Deposit.

          “Tranche B L/C Percentage”: with respect to any Tranche B L/C Participant at any time, the percentage at such time of the aggregate amount of the Tranche B L/C Commitments or Total Tranche B L/C Deposits represented by such Tranche B L/C Participant’s Tranche B L/C Commitment or Tranche B L/C Deposit. If the Tranche B L/C Deposits shall have been applied in full to reimburse Tranche B L/C Disbursements, the Tranche B L/C Percentage shall be determined based upon the Tranche B L/C Deposits most recently in effect, giving effect to any assignments thereof.

          “Tranche B L/C Termination Date”: December 22, 2010.

          “Tranche B Letters of Credit”: as defined in Section 3A.1(a).

          “Transferee”: any Assignee or Participant.

          “Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

          “United States”: the United States of America.

          “Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state or province.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and (ii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

          (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (e) Except as otherwise expressly provided herein, all GAAP accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to Funding Parties pursuant to Section 6.1(a) and 6.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for at the end of Section 6.1, if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof relating to GAAP accounting terms shall utilize generally accepted GAAP accounting principles and policies in effect as of the Closing Date; provided that if, as a result of any change after the Closing Date in GAAP, any change in such accounting principles and policies used in the preparation of such financial statements occurs, then, following the request of the Borrower or the Required Lenders, the parties hereto shall negotiate in good faith modifications to the definitions, covenants and other provisions of this Agreement relating to the financial covenant calculations required to be made under this Agreement in order to reflect the impact and the projected impact of such change on the consolidated financial position and results of operations of the Borrower and its Subsidiaries.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

          2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Funding Party severally agrees to make a term loan (any such loan, and any loan converted from a Tranche B L/C Deposit pursuant to Section 3A.9, a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Funding Party. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.14.

          2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, on the day of the anticipated Closing Date) requesting that the Term Funding Parties make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Funding Party thereof. Not later than 1:00 P.M., New York City time, on the Closing Date each Term Funding Party shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Funding Party. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Funding Parties in immediately available funds.

          2.3 Repayment of Term Loans. The Term Loan of each Term Funding Party shall mature in consecutive quarterly installments, payable on the last Business Day in each of the months set forth below and on the Term Loan Maturity Date, commencing in March, 2005, each of which shall be in an amount equal to such Funding Party’s Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
March, 2005	$1,000,000
June, 2005	$1,000,000
September, 2005	$1,000,000
December, 2005	$1,000,000
March, 2006	$1,000,000
June, 2006	$1,000,000
September, 2006	$1,000,000
December, 2006	$1,000,000
March, 2007	$1,000,000
June, 2007	$1,000,000
September, 2007	$1,000,000
December, 2007	$1,000,000
March, 2008	$1,000,000
June, 2008	$1,000,000
September, 2008	$1,000,000

Installment	Principal Amount
December, 2008	$1,000,000
March, 2009	$1,000,000
June, 2009	$1,000,000
September, 2009	$1,000,000
December, 2009	$1,000,000
March, 2010	$1,000,000
June, 2010	$1,000,000
September, 2010	$1,000,000
December, 2010	$1,000,000
March, 2011	$1,000,000
June, 2011	$1,000,000
September, 2011	$1,000,000
Term Loan Maturity Date	$398,000,000

          plus the principal amount of all loans converted from Tranche B L/C Deposits pursuant to Section 3A.9.

          2.4 Incremental Facility Term Loans. The Borrower may at any time and from time, so long as no Default or Event of Default has occurred and is continuing at such time or shall be caused thereby, request that the Funding Parties (or additional financial institutions that will become Funding Parties hereunder) enter into commitments to make Incremental Facility Term Loans of one or more Series hereunder. In the event that one or more Funding Parties (which term, as used in this Section 2.4, shall include such additional financial institutions) offer, in their sole discretion, to enter into such commitments, and such Funding Parties, the Borrower and the Administrative Agent agree pursuant to an instrument in writing (the form and substance of which shall be satisfactory, and a copy of which shall be delivered, to the Administrative Agent and the Funding Parties making such Loans; any such instrument for any Series of Incremental Facility Term Loans being herein called an “Incremental Facility Agreement” for such Series) as to the amount of such commitments that shall be allocated to the respective Funding Parties making such offers, the fees (if any) to be payable by the Borrower in connection therewith and the amortization and interest rate to be applicable thereto, such Funding Parties shall become obligated to make Incremental Facility Term Loans under this Agreement in an amount equal to their respective Incremental Facility Term Loan Commitments. The Incremental Facility Term Loans to be made pursuant to any Incremental Facility Agreement in response to any such request by the Borrower shall be deemed to be a separate “Series” of Incremental Facility Term Loans for all purposes of this Agreement.

          Anything herein to the contrary notwithstanding, the following additional provisions shall be applicable to Incremental Facility Term Loan Commitments and Incremental Facility Term Loans:

     (i) any additional financial institution that is not already a Funding Party hereunder that will provide all or any portion of the Incremental Facility Term Loan Commitment of any Series shall be approved by the Borrower and the Administrative Agent (which approval shall not be unreasonably withheld),

     (ii) the aggregate amount of all unused Incremental Facility Term Loan Commitments and Incremental Facility Term Loans of all Series shall not exceed $200,000,000 at any time,

     (iii) in no event shall the final maturity date for the Incremental Facility Term Loans of any Series be earlier than the final scheduled principal payment date for the Term Loans,

     (iv) the Incremental Facility Term Loans shall have an average life at least as long as the Term Loans, and

     (v) except for the amortization and interest rate to be applicable thereto and any fees to be paid in connection therewith, the Incremental Facility Term Loans of any Series shall have the same terms applicable to the Term Loans hereunder.

          Following execution and delivery by the Borrower, one or more Incremental Facility Term Loan Funding Parties and the Administrative Agent as provided above of an Incremental Facility Agreement with respect to any Series then, subject to the terms and conditions set forth herein, each Incremental Facility Term Loan Funding Party of such Series agrees to make Incremental Facility Term Loans of such Series to the Borrower from time to time during the availability period for such Loans set forth in such Incremental Facility Agreement, in a principal amount up to but not exceeding such Funding Party’s Incremental Facility Term Loan Commitment of such Series.

          The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, on the day of the anticipated funding date for the relevant Series of Incremental Facility Term Loans) requesting that the Incremental Facility Term Loan Funding Parties with respect to any Series make Incremental Facility Term Loans for such Series, specifying the date and amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Incremental Facility Term Funding Party thereof. Not later than 1:00 P.M., New York City time, on the applicable borrowing date each Incremental Facility Term Funding Party shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Incremental Facility Term Loan or Incremental Facility Term Loans to be made by such Funding Party. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Incremental Facility Term Funding Parties in immediately available funds.

          2.5 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Funding Party severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Funding Party’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Funding Party’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.6 and 2.14.

          (b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

          2.6 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 1:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) 11:00 A.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be ABR Loans; provided that no more than $5,000,000 of Revolving Loans may be made on the Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $250,000 or a whole multiple of $50,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $250,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.8. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Funding Party thereof. Each Revolving Funding Party will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 P.M., New York City time (or 3:30 P.M., New York City time in the case of same-day borrowings of ABR Loans) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Funding Parties and in like funds as received by the Administrative Agent.

          2.7 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

          (b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

          2.8 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $50,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the

Borrower with the Administrative Agent or as otherwise directed by the Borrower on such Borrowing Date in immediately available funds.

          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Funding Party to make, and each Revolving Funding Party hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Funding Party’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Funding Party shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.8(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.8(b), each Revolving Funding Party shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.8(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Funding Party’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

          (d) Whenever, at any time after the Swingline Lender has received from any Revolving Funding Party such Funding Party’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Funding Party its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Funding Party’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Funding Party’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided however that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Funding Party will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

          (e) Each Revolving Funding Party’s obligation to make the Loans referred to in Section 2.8(b) and to purchase participating interests pursuant to Section 2.8(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Funding Party or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Funding Party or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          2.9 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Funding Party, Term Funding

Party or Incremental Facility Term Loan Funding Party, as the case may be, (i) the then unpaid principal amount of each Revolving Loan of such Revolving Funding Party outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8), (ii) the principal amount of each outstanding Term Loan of such Term Loan Funding Party in installments according to the relevant amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (iii) the principal amount of each outstanding Incremental Facility Term Loan of such Incremental Facility Term Loan Funding Party in installments as set forth in the applicable Incremental Facility Agreement pursuant to Section 2.4 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.16.

          (b) Each Funding Party shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Funding Party resulting from each Loan of such Funding Party from time to time, including the amounts of principal and interest payable and paid to such Funding Party from time to time under this Agreement.

          (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Funding Party, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Funding Party hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Funding Party’s share thereof.

          (d) The entries made in the Register and the accounts of each Funding Party maintained pursuant to Section 2.9(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided however that the failure of any Funding Party or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Funding Party in accordance with the terms of this Agreement.

          2.10 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Funding Party a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Funding Party during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur in March, 2005, provided that the first such payment shall be for the period from and including the Closing Date to the Fee Payment Date occurring in March, 2005. The Borrower shall pay to the Administrative Agent for the account of each Incremental Facility Term Loan Funding Party a commitment fee, if any, in such amounts, and on such dates, as shall have been agreed to by the Borrower and such Incremental Facility Term Loan Funding Party upon the establishment of the relevant Series pursuant to Section 2.4.

          (b) The Borrower agrees to pay to the Administrative Agent and its affiliates the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent or any of its affiliates.

          2.11 Termination or Reduction of Revolving Commitments and Incremental Facility Term Loan Commitments. The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments, provided that any such reduction may be conditioned on the effectiveness of other debt facilities. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. The aggregate unused amount of the Incremental Facility Term Loan Commitments of any Series shall be automatically and permanently reduced to zero on the date specified at the time such Series is established pursuant to Section 2.4.

          2.12 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, one Business Day prior thereto, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.22. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Funding Party thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Incremental Facility Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of ABR Loans) or $1,000,000 or a whole multiple of $500,000 in excess thereof (in the case of prepayments of Eurodollar Loans) and shall be subject to the provisions of Section 2.19. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $50,000 or a whole multiple of $50,000 in excess thereof.

          2.13 Mandatory Prepayments. (a) Unless the Required Prepayment Funding Parties shall otherwise agree, if on any date the Borrower or any of its Subsidiaries (other than Foreign Subsidiaries) shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the Incremental Term Loans as set forth in Section 2.13(e); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date the Term Loans and the Incremental Facility Term Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.13(e).

          (b) Unless the Required Prepayment Funding Parties shall otherwise agree, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2005, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the Excess Cash Flow Payment Amount (as defined below), if greater than zero, toward the prepayment of the Term Loans and the Incremental Facility Term Loans as set forth in Section 2.13(e). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Funding Parties.

          For purposes of this paragraph (b), “Excess Cash Flow Payment Amount” means, for any fiscal year, an amount (if positive) equal to the Mandatory Prepayment Percentage of the Excess Cash

Flow for such fiscal year, provided that, if the Excess Cash Flow Payment Amount as so determined would be greater than the aggregate amount of cash, Cash Equivalents and Foreign Cash Equivalents held by the Borrower and its consolidated Subsidiaries on the last day of such fiscal year, then the “Excess Cash Flow Payment Amount” for such fiscal year shall be an amount equal to the excess, if any, of (x) the Mandatory Prepayment Percentage of the sum of, if positive, (i) Excess Cash Flow for such fiscal year plus (ii) the aggregate amount of all optional prepayments of the Term Loans and the Incremental Facility Term Loans during such fiscal year (the “Prepayment Amounts”), over (y) the Prepayment Amounts.

          (c) Unless the Required Prepayment Funding Parties shall otherwise agree, on the date of receipt by the Borrower or any of its Subsidiaries of any cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, the Borrower (other than any such capital contribution by or issuance made to the Sponsor or any of its Affiliates or a Permitted Investor or the proceeds of which are used to finance Permitted Acquisitions or Capital Expenditures of the Borrower and/or its Subsidiaries or expenditures for Property used or useful in the business of the Borrower and/or its Subsidiaries) the Borrower or such Subsidiary shall prepay the Term Loans and the Incremental Facility Term Loans as set forth in Section 2.13(e) in an aggregate amount equal to the Mandatory Prepayment Percentage of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

          (d) If the Senior Notes shall not have been prepaid or refinanced in full on or before the last Business Day of December, 2010, the Commitments shall automatically terminate on such Business Day and the Borrower shall (i) prepay the aggregate outstanding amount of the Loans and all other outstanding obligations of the Loan Parties under the Loan Documents on such Business Day and (ii) pay to the Administrative Agent for deposit to the Tranche B L/C Deposit Account an amount equal to the Tranche B L/C Obligations at such time.

          (e) Amounts to be applied in connection with prepayments and made pursuant to clauses (a) through (c) of this Section 2.13 shall be applied to the prepayment of the Term Loans and the Incremental Facility Term Loans in accordance with Section 2.19(a) and Section 2.19(b) until paid in full. Amounts to be applied in connection with prepayments and made pursuant to clause (d) of this Section 2.13 shall be applied to the prepayment of the Loans pro rata according to the respective amounts then due and owing to such Funding Parties and in accordance with Section 2.19(b) and Section 2.19(c) until paid in full. The application of any prepayment pursuant to this Section 2.13 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.13 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

          2.14 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Funding Parties in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Funding Party thereof.

          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Funding Parties in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Funding Party thereof.

          2.15 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

          2.16 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by notice of prepayment, by mandatory prepayment, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.16 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by notice of prepayment, by mandatory prepayment, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (both after and before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.16 shall be payable from time to time on demand.

          2.17 Computation of Interest and Fees . (a) Except as otherwise expressly provided in Section 3A, interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Funding Parties of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Funding Parties of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).

          2.18 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination shall be presumptively correct absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Majority Facility Funding Parties in respect of the relevant Facility that by reason of any changes arising after the date of this Agreement the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Funding Parties (as certified by such Funding Parties) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Funding Parties as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period with respect thereto, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

          2.19 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Funding Parties hereunder, each payment by the Borrower on account of any fee payable hereunder and any reduction of the Commitments (except as provided in Section 3A.9) of the Funding Parties shall be made pro rata according to the respective Term Percentages, Incremental Facility Percentages or Revolving Percentages, as the case may be, of the relevant Funding Parties. Each mandatory prepayment in respect of principal or interest in respect of the Term Loans and the Incremental Facility Term Loans (other than a mandatory prepayment under Section 2.13(d)) shall be applied to the amounts of such obligations owing to the Term Funding Parties and the Incremental Facility Term Loans pro rata according to the respective amounts then due and owing to such Funding Parties. Each scheduled payment and optional prepayment in respect of principal or interest in respect of the Term Loans shall be applied to the amounts of such obligations owing to the Term Funding Parties pro rata according to the respective amounts then due and owing to such Term Funding Parties. Each scheduled payment and optional prepayment in respect of principal or interest in respect of any Series of Incremental Facility

Term Loans shall be applied to the amounts of such obligations owing to the Incremental Facility Term Funding Parties of such Series pro rata according to the respective amounts then due and owing to such Incremental Facility Term Funding Parties.

          (b) Each optional prepayment of the Term Loans and/or the Incremental Facility Term Loans shall be applied to the installments thereof as specified by the Borrower. Each mandatory prepayment by the Borrower on account of principal of and interest on the Term Loans and/or the Incremental Facility Term Loans shall be applied first, to any installments coming due within 24 months of the date of such prepayment in direct order of maturity and, second, ratably to the respective remaining installments thereof. Amounts repaid or prepaid on account of the Term Loans and the Incremental Facility Term Loans may not be reborrowed.

          (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Funding Parties. Each payment in respect of Reimbursement Obligations in respect of any Tranche A Letter of Credit shall be made to the Tranche A Issuing Lender that issued such Tranche A Letter of Credit.

          (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments received by it for the account of any other Person to the appropriate recipient promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension

          (e) Unless the Administrative Agent shall have been notified in writing by any Funding Party prior to a borrowing that such Funding Party will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Funding Party is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Funding Party shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Funding Party makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Funding Party with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Funding Party’s share of such borrowing is not made available to the Administrative Agent by such Funding Party within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any defaulting Funding Party.

          (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Funding Parties their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Funding Party to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Funding Party against the Borrower.

          2.20 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Funding Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the date hereof (or, with respect to Incremental Facility Term Funding Parties, first made, in each case, after the date of the relevant Incremental Facility Agreement):

     (i) shall subject any Funding Party to any tax of any kind whatsoever with respect to this Agreement, any Tranche A Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Funding Party in respect thereof (except for Non-Excluded Taxes and changes in the rate of tax on the overall net income of such Funding Party);

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Funding Party that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

     (iii) shall impose on such Funding Party any other condition not otherwise contemplated hereunder;

and the result of any of the foregoing is to increase the cost to such Funding Party, by an amount which such Funding Party reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Tranche A Letters of Credit and Tranche B Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Funding Party, within ten Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Funding Party for such increased cost or reduced amount receivable. If any Funding Party becomes entitled to claim any additional amounts pursuant to this Section 2.20, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

          (b) If any Funding Party shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Funding Party or any corporation controlling such Funding Party with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the date hereof (or, with respect to Incremental Facility Term Funding Parties, first made, in each case, after the date of the relevant Incremental Facility

Agreement) shall have the effect of reducing the rate of return on such Funding Party’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Tranche A Letter of Credit and Tranche B Letter of Credit to a level below that which such Funding Party or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Funding Party to be material, then from time to time, after submission by such Funding Party to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Funding Party to similarly situated borrowers), the Borrower shall pay to such Funding Party such additional amount or amounts as will compensate such Funding Party or such corporation for such reduction.

          (c) A certificate as to any additional amounts payable pursuant to this Section 2.20 submitted by any Funding Party to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.20, the Borrower shall not be required to compensate a Funding Party pursuant to this Section for any amounts incurred more than nine months prior to the date that such Funding Party notifies the Borrower of such Funding Party’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.20 shall survive the termination of this Agreement and the payment of the Obligations.

          2.21 Taxes. (a) Except as otherwise provided in this Section 2.21, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income taxes, levies, imposts, duties, charges, fees, deductions, withholdings or Other Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (a) net income taxes, franchise taxes and net profits or capital taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Funding Party as a result of a present or former connection between the Administrative Agent or such Funding Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Funding Party having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Funding Party hereunder, the amounts so payable to the Administrative Agent or such Funding Party shall be increased to the extent necessary to yield to the Administrative Agent or such Funding Party (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided however that the Borrower shall not be required to increase any such amounts payable to any Funding Party with respect to any Non-Excluded Taxes (i) that are attributable to such Funding Party’s failure to comply with the requirements of paragraph (d) of this Section 2.21 or (ii) that are United States withholding taxes imposed on amounts payable to such Funding Party at the time such Funding Party becomes a party to this Agreement, except to the extent that such Funding Party’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower to a Governmental Authority, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Funding Party, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Funding Parties for any incremental taxes, interest or penalties that become payable by the Administrative Agent or any Funding Party as a result of any such failure.

          (d) Each Funding Party (or Transferee) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Funding Party”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Borrower and to the Funding Party from which the related participation shall have been purchased) (i) two accurate and complete copies of IRS Form W-8ECI or W-8BEN, or, (ii) in the case of a Non-U.S. Funding Party claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit H and two accurate and complete copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-U.S. Funding Party claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Funding Party on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Funding Party shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Funding Party. Each Non-U.S. Funding Party shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Funding Party shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Funding Party is not legally able to deliver.

          (e) If the Administrative Agent or any Funding Party determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.21, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.21 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Funding Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Funding Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Funding Party in the event the Administrative Agent or such Funding Party is required to repay such refund to such Governmental Authority, provided further that the Borrower shall not be required to repay to the Administrative Agent or Funding Party an amount in excess of the amount paid over by such party to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) pursuant to this clause (e). This paragraph shall not be construed to require the Administrative Agent or any Funding Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

          (f) The agreements in this Section 2.21 shall survive the termination of this Agreement and the payment of the Obligations.

          2.22 Indemnity. The Borrower agrees to indemnify each Funding Party for, and to hold each Funding Party harmless from, any loss or expense (other than lost profits) that such Funding Party may actually sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section 2.22 submitted to the Borrower by any Funding Party shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

          2.23 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the date hereof (or, with respect to Incremental Facility Term Funding Parties, first made, in each case, after the date of the relevant Incremental Facility Agreement), shall make it unlawful for any Funding Party to make or maintain Eurodollar Loans as contemplated by this Agreement, such Funding Party shall promptly give notice thereof to the Administrative Agent and the Borrower, and (a) the commitment of such Funding Party hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall be suspended during the period of such illegality and (b) such Funding Party’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Funding Party such amounts, if any, as may be required pursuant to Section 2.22.

          2.24 Change of Lending Office. Each Funding Party agrees that, upon the occurrence of any event giving rise to the operation of Section 2.20, 2.21(a) or 2.23 with respect to such Funding Party, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Funding Party) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Funding Party, cause such Funding Party and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 2.24 shall affect or postpone any of the obligations of the Borrower or the rights of any Funding Party pursuant to Section 2.20, 2.21(a) or 2.23.

          2.25 Replacement of Funding Parties. The Borrower shall be permitted to replace with a financial institution any Funding Party that (a) requests reimbursement for amounts owing pursuant to Sections 2.20, 2.21 or 2.22 (to the extent a request made by a Funding Party pursuant to the operation of said Section 2.22 is materially greater than requests made by other Funding Parties) or gives a notice of illegality pursuant to Section 2.23, (b) defaults in its obligation to make Loans hereunder, or (c) that has refused to consent to any waiver or amendment with respect to any Loan Document that has been consented to by the Required Lenders, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement (other than any Event of Default that has been waived in accordance with the provisions of this Agreement), (iii) prior to any such replacement, such Funding Party shall not have taken action under

Section 2.24, within the requirements of Section 2.24, necessary to eliminate the continued need for payment of amounts owing pursuant to Section 2.20 or 2.21 or to eliminate such illegality pursuant to Section 2.23, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Funding Party on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Funding Party under Section 2.22 (as though Section 2.22 were applicable) if any Eurodollar Loan owing to such replaced Funding Party shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Funding Party, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Funding Party shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay (or cause to be paid) the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.20 or 2.21, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Funding Party shall have against the replaced Funding Party.

SECTION 3. LETTERS OF CREDIT

          3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Tranche A Issuing Lender, in reliance on the agreements of the other Revolving Funding Parties set forth in Section 3.4(a), agrees to issue letters of credit (“Tranche A Letters of Credit”) for the account of the Borrower or any of its Subsidiary Guarantors on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Tranche A Issuing Lender; provided that the Tranche A Issuing Lender shall have no obligation to issue any Tranche A Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Tranche A Letter of Credit shall (i) be denominated in Dollars or, in the case of Alternate Currency Letters of Credit, an Alternate Currency and (ii) expire no later than the earlier of (x) unless the Tranche A Issuing Lender otherwise agrees, the first anniversary of its date of issuance and (y) the date that is three Business Days prior to the Revolving Termination Date, provided that any Tranche A Letter of Credit with a one-year term shall, at the request of the Borrower, provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

          (b) The Tranche A Issuing Lender shall not at any time be obligated to issue any Tranche A Letter of Credit if such issuance would conflict with, or cause the Tranche A Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          (c) The Borrower shall be entitled to request that one or more Tranche A Letters of Credit be denominated in an Alternate Currency (each an “Alternate Currency Letter of Credit”). If an Issuing Bank makes a payment in an Alternate Currency pursuant to an Alternate Currency Letter of Credit, the amount of such payment shall, for all purposes of this Agreement (but without prejudice to the terms of such Tranche A Letter of Credit), immediately be deemed converted into the Dollar Equivalent thereof and shall for all purposes hereof be deemed to have been made in Dollars in said amount.

          3.2 Procedure for Issuance of Tranche A Letter of Credit. The Borrower may from time to time request that the Tranche A Issuing Lender issue a Tranche A Letter of Credit by delivering to the Tranche A Issuing Lender and the Administrative Agent at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Tranche A Issuing Lender, and such other certificates, documents and other papers and information as the Tranche A Issuing Lender may reasonably request. Upon receipt of any Application, the Tranche A Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Tranche A Letter of Credit requested thereby (but in no event shall the Tranche A Issuing Lender be required to issue any Tranche A Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Tranche A Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Tranche A Issuing Lender and the Borrower. The Tranche A Issuing Lender shall furnish a copy of such Tranche A Letter of Credit to the Borrower promptly following the issuance thereof. The Tranche A Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Funding Parties, notice of the issuance of each Tranche A Letter of Credit (including the amount thereof).

          3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Tranche A Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility (minus the fronting fee referred to below in this clause (a)), on the face amount of such Tranche A Letter of Credit shared ratably among the Revolving Funding Parties and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Tranche A Issuing Lender for its own account a fronting fee on the aggregate face amount of all outstanding Tranche A Letters of Credit issued by it of 0.25% per annum, payable quarterly in arrears on each Fee Payment Date after the issuance date.

          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Tranche A Issuing Lender for such normal, customary and reasonable out-of-pocket expenses as are incurred by the Tranche A Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Tranche A Letter of Credit.

          3.4 L/C Participations. (a) The Tranche A Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Tranche A Issuing Lender to issue Tranche A Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Tranche A Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Tranche A Issuing Lender’s obligations and rights under and in respect of each Tranche A Letter of Credit and the amount of each draft paid by the Tranche A Issuing Lender thereunder. Each L/C Participant agrees with the Tranche A Issuing Lender that, if a draft is paid under any Tranche A Letter of Credit for which the Tranche A Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of the Tranche A Issuing Lender upon demand at the Administrative Agent’s address for notices specified herein (and thereafter the Administrative Agent shall promptly pay to such Tranche A Issuing Lender) an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Tranche A Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

          (b) If any amount required to be paid by any L/C Participant to the Administrative Agent, for the account of the Tranche A Issuing Lender, pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Tranche A Issuing Lender under any Tranche A Letter of Credit is paid to the Tranche A Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, for the account of the Tranche A Issuing Lender, on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Tranche A Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent, for the account of the Tranche A Issuing Lender, by such L/C Participant within three Business Days after the date such payment is due, the Tranche A Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Tranche A Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the Tranche A Issuing Lender has made payment under any Tranche A Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Tranche A Issuing Lender receives any payment related to such Tranche A Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Tranche A Issuing Lender), or any payment of interest on account thereof, the Tranche A Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant its pro rata share thereof; provided however that in the event that any such payment received by the Tranche A Issuing Lender shall be required to be returned by the Tranche A Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Tranche A Issuing Lender the portion thereof previously distributed by the Tranche A Issuing Lender to it.

          (d) From time to time upon request of the Tranche A Issuing Lender, the Administrative Agent shall promptly advise the Tranche A Issuing Lender of the identity of the L/C Participants and their respective Revolving Percentages.

          3.5 Reimbursement Obligation of the Borrower (a) The Borrower agrees to reimburse each Tranche A Issuing Lender on or prior to the third Business Day following the date on which the Tranche A Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Tranche A Letter of Credit and paid by such Tranche A Issuing Lender for the amount of (a) such draft so paid (using, in the case of Alternate Currency Letters of Credit, the Dollar Equivalent of such amount) and (b) any taxes, fees, charges or other reasonable out-of-pocket expenses incurred by such Tranche A Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to the Tranche A Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in, (i) until the third Business Day next succeeding the date of the relevant notice, Section 2.16(b) and (ii) thereafter, Section 2.16(c).

          (b) So long as any amounts are available to be drawn under any Alternate Currency Tranche A Letter of Credit, on the last Business Day of each month upon receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the amount, if any, by which the aggregate Dollar Equivalent amount available to be drawn under all outstanding Tranche A Letters of Credit plus the aggregate amount of all outstanding Revolving Extensions of Credit exceeds 105% of the aggregate Revolving Credit Commitments (such difference being the “Tranche A L/C Top Up Amount”). For purposes hereof, “Currency Valuation Notice” means a notice given by a Tranche A Issuing Lender to the Administrative Agent stating that such notice is a

“Currency Valuation Notice” and requesting that the Administrative Agent determine the sum of the aggregate Dollar Equivalent of the Tranche A Letter of Credit availability.

          The Administrative Agent shall promptly advise the Borrower of any Tranche A L/C Top Up Amount (if positive) so determined and the Borrower will, within one Business Day of receipt of such notice, deposit with the Administrative Agent an amount in cash equal to such amount to secure the Borrower’s reimbursement obligations with respect to the Tranche A Letters of Credit. At any time the Tranche A L/C Top Up Amount (determined as provided above except for the purposes of such calculation using 100% instead of 105%) is equal to or less than zero and so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall, upon request of the Borrower, return such amounts not thereto for applied to such reimbursement obligations.

          3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Tranche A Issuing Lender, any beneficiary of a Tranche A Letter of Credit or any other Person, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Tranche A Issuing Lender or its employees or agents. The Borrower also agrees with the Tranche A Issuing Lender that the Tranche A Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5(a) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Tranche A Letter of Credit or any other party to which such Tranche A Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Tranche A Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of the Tranche A Issuing Lender, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Tranche A Issuing Lender or its employees or agents. The Tranche A Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Tranche A Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Tranche A Issuing Lender or its employees or agents. The Borrower agrees that any action taken or omitted by the Tranche A Issuing Lender under or in connection with any Tranche A Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Tranche A Issuing Lender to the Borrower.

          3.7 Tranche A Letter of Credit Payments. If any draft shall be presented for payment under any Tranche A Letter of Credit, the Tranche A Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Tranche A Issuing Lender to the Borrower in connection with any draft presented for payment under any Tranche A Letter of Credit shall, in addition to any payment obligation expressly provided for in such Tranche A Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Tranche A Letter of Credit in connection with such presentment are substantially in conformity with such Tranche A Letter of Credit.

          3.8 Applications. To the extent that any provision of any Application related to any Tranche A Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 3A. TRANCHE B LETTERS OF CREDIT

          3A.1 Tranche B L/C Commitment. (a) Subject to the terms and conditions set forth in this Section 3A and elsewhere herein, the Tranche B Issuing Lender agrees to issue on any date on or after the Closing Date and prior to the Tranche B L/C Termination Date the letters of credit (“Tranche B Letters of Credit”) in the form as agreed upon by the Borrower and the Tranche B Issuing Lender. Each Tranche B Letter of Credit may also be subject to other additional terms agreed upon by the Borrower and the Tranche B Issuing Lender (which terms shall in any event not be in conflict with the terms of this Agreement), and any such additional terms applicable to a Tranche B Letter of Credit shall be attached as an annex hereto and shall be incorporated herein. If requested by the Tranche B Issuing Lender, the Borrower shall submit a letter of credit application on the Tranche B Issuing Lender’s standard form in connection with the issuance of any Tranche B Letter of Credit to be issued by the Tranche B Issuing Lender. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Tranche B Issuing Lender relating to any Tranche B Letter of Credit, the terms and conditions of this Agreement shall control. Any Tranche B Letter of Credit may be amended by the Tranche B Issuing Lender at the request of the Borrower; provided that no such amendment shall extend the expiration date thereof beyond the date that is three Business Days prior to the Tranche B L/C Termination Date. To request an amendment to an outstanding Tranche B Letter of Credit, the Borrower shall deliver to the Tranche B Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of amendment) a notice identifying the Tranche B Letter of Credit to be amended and specifying the date of amendment (which shall be a Business Day), the amount of such Tranche B Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to amend such Tranche B Letter of Credit.

          (b) A Tranche B Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Tranche B Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension the Tranche B L/C Exposure will not exceed the aggregate amount of the Total Tranche B L/C Deposits.

          3A.2 Tranche B L/C Participations. On the date of issuance of each Tranche B Letter of Credit, without any further action on the part of the Tranche B Issuing Lender or the Tranche B L/C Participants, the Tranche B Issuing Lender hereby grants to each Tranche B L/C Participant, and each Tranche B L/C Participant hereby acquires from the Tranche B Issuing Lender, a participation in such Tranche B Letter of Credit equal to such Tranche B L/C Participant’s Tranche B L/C Percentage of the aggregate amount available to be drawn under such Tranche B Letter of Credit. The aggregate purchase price for the participations of each Tranche B L/C Participant in all Tranche B Letters of Credit shall equal the amount of the Tranche B L/C Deposit of such Tranche B L/C Participant. Each Tranche B L/C Participant shall pay to the Administrative Agent its Tranche B L/C Deposit in full on the Closing Date. Each Tranche B L/C Participant hereby absolutely and unconditionally agrees that if the Tranche B Issuing Lender makes a Tranche B L/C Disbursement which is not reimbursed by the Borrower on the date due as provided in Section 3A.4, or is required to refund any reimbursement payment in respect of a Tranche B L/C Disbursement to the Borrower for any reason, the Administrative Agent shall reimburse the Tranche B Issuing Lender for the amount of such Tranche B L/C Disbursement from such Tranche B L/C Participant’s Tranche B L/C Deposit on deposit in the Tranche B L/C Deposit Account. In the event the Tranche B L/C Deposit Account is charged by the Administrative Agent to reimburse the Tranche B Issuing Lender for an unreimbursed Tranche B L/C Disbursement, the Borrower shall have the right, at any time prior to the Tranche B L/C Termination Date, to pay over to the Administrative Agent in reimbursement thereof an amount equal to the amount so charged for deposit in the Tranche B L/C Deposit Account.

          3A.3 Obligations Unconditional. Each Tranche B L/C Participant acknowledges and agrees that its obligation to acquire and fund participations in respect of Tranche B Letters of Credit pursuant to Section 3A.2 is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Tranche B Letter of Credit or the occurrence and continuance of a Default or Event of Default or the return of the Tranche B L/C Deposits, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Without limiting the foregoing, each Tranche B L/C Participant irrevocably authorizes the Administrative Agent to apply amounts of its Tranche B L/C Deposit as provided in Section 3A.2.

          3A.4 Reimbursement. (a) If the Tranche B Issuing Lender shall make any Tranche B L/C Disbursement in respect of a Tranche B Letter of Credit, the Borrower shall reimburse such Tranche B L/C Disbursement by paying to the Administrative Agent an amount equal to such Tranche B L/C Disbursement not later than 11:00 A.M., New York City time, on the Third Business Day following the date on which the Tranche B Issuing Lender notifies the Borrower of the date and amount of such Tranche B L/C Disbursement. The foregoing provisions of this paragraph shall apply with respect to any portion of any Tranche B L/C Disbursement on the Tranche B L/C Termination Date, as if it were a Tranche B L/C Disbursement in respect of which the Borrower received notice on the Tranche B L/C Termination Date.

          (b) If the Borrower fails to make any payment due under paragraph (a) above with respect to a Tranche B L/C Disbursement, the Administrative Agent shall notify each Tranche B L/C Participant of the applicable Tranche B L/C Disbursement and such Tranche B L/C Participant’s Tranche B L/C Percentage thereof, and the Administrative Agent shall promptly pay to the Tranche B Issuing Lender each Tranche B L/C Participant’s Tranche B L/C Percentage of such Tranche B L/C Disbursement from such Tranche B L/C Participant’s Tranche B L/C Deposit. Promptly following receipt by the Administrative Agent of any payment pursuant to paragraph (a) above in respect of any Tranche B L/C Disbursement, the Administrative Agent shall distribute such payment to the Tranche B Issuing Lender or, to the extent payments have been made from the Tranche B L/C Deposits to reimburse the Tranche B Issuing Lender in connection with an unreimbursed Tranche B L/C Disbursement, to the Tranche B L/C Deposit Account to be added to the Tranche B L/C Deposits of the Tranche B L/C Participants in accordance with their respective Tranche B L/C Percentages with any excess to be distributed to the Tranche B L/C Participants in accordance with their respective Tranche B L/C Percentages. Any payment made from the Tranche B L/C Deposit Account pursuant to this paragraph to reimburse the Tranche B Issuing Lender for any Tranche B L/C Disbursement shall not constitute an additional loan to the Borrower hereunder and shall not relieve the Borrower of its obligation to reimburse such Tranche B L/C Disbursement.

          3A.5 Obligations Absolute.

          The Borrower’s obligations under this Section 3A shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Tranche B Issuing Lender, any beneficiary of a Tranche B Letter of Credit or any other Person, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Tranche B Issuing Lender or its employees or agents. The Borrower also agrees with the Tranche B Issuing Lender that the Tranche B Issuing Lender shall not be responsible for, and the Borrower’s reimbursement obligations under Section 3A.4 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Tranche B Letter of Credit or any other party to which such Tranche B Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Tranche B Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of the Tranche B Issuing Lender, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Tranche B Issuing Lender or its employees or agents. The Tranche B Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Tranche B Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Tranche B Issuing Lender or its employees or agents. The Borrower agrees that any action taken or omitted by the Tranche B Issuing Lender under or in connection with any Tranche B Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Tranche B Issuing Lender to the Borrower.

          3A.6 Disbursement Procedures. The Tranche B Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Tranche B Letter of Credit. Before making a disbursement thereon, the Tranche B Issuing Lender shall promptly attempt to notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Tranche B Issuing Lender intends to make a Tranche B L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Tranche B Issuing Lender and the Tranche B Funding Parties with respect to any such Tranche B L/C Disbursement.

          3A.7 Interim Interest. If the Tranche B Issuing Lender shall make any Tranche B L/C Disbursement, then, unless the Borrower shall reimburse such Tranche B L/C Disbursement in full on the date such Tranche B L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Tranche B L/C Disbursement is made to but excluding the date that the Borrower reimburses such Tranche B L/C Disbursement, at the ABR plus the Applicable Margin on Revolving Loans plus, for each such day from and including the 10th Business Day after notice of such Tranche B L/C Disbursement is given to Borrower, 2% per annum. Interest accrued pursuant to this paragraph shall be for the account of the Tranche B Issuing Lender, except that interest accrued on and after the date of payment from the Tranche B L/C Deposit of any Tranche B L/C Participant (or with funds of the Administrative Agent pending the application of such Tranche B L/C Deposit) to reimburse the Tranche B Issuing Lender shall be for the account of such Tranche B L/C Participant, to the extent of such payment.

          3A.8 L/C Deposit Account. (a) The Tranche B L/C Deposits shall be held by the Administrative Agent in the Tranche B L/C Deposit Account, and no party other than the Administrative Agent shall have a right of withdrawal from the Tranche B L/C Deposit Account or any other right or power with respect to the Tranche B L/C Deposits. Notwithstanding anything herein to the contrary, the funding obligation of each Tranche B L/C Participant in respect of its participation in Tranche B Letters of Credit shall be satisfied in full upon the funding of its Tranche B L/C Deposit.

          (b) Each of the Administrative Agent, the Tranche B Issuing Lender and each Tranche B L/C Participant hereby acknowledges and agrees that each Tranche B L/C Participant is funding its

Tranche B L/C Deposit to the Administrative Agent for application in the manner contemplated by Section 3A.2 and the Tranche B Issuing Lender has agreed to invest the Tranche B L/C Deposits so as to earn a return (except during periods when such Tranche B L/C Deposits, or funds advanced by the Administrative Agent against such Tranche B L/C Deposits, are used to cover unreimbursed Tranche B L/C Disbursements) for the Tranche B Funding Parties (the “Deposit Return”) for each day at the rate per annum equal to (i) the one month LIBOR rate as determined by the Tranche B L/C Issuing Bank on such day (or if such day is not a Business Day, the first Business Day immediately preceding such day) based on rates for deposits in Dollars (as set forth on page 5 of the Telerate screen or any other comparable publicly available service as may be selected by the Tranche B L/C Issuing Lender (the “Benchmark LIBO Rate”) minus (ii) 0.10% per annum (based on a 365- (or 366-, as the case may be) day year for the actual days elapsed)). The Benchmark LIBO Rate shall be reset on each Business Day. The Deposit Return accrued through and including the last day of March, June, September and December of each year shall be paid by the Tranche B Issuing Lender to the Administrative Agent (for distribution to each Tranche B L/C Participant) in arrears on the first Business Day following each such last day, commencing on the Business Day following the first such date in 2005 to occur after the Closing Date and on the day on which each of the Tranche B L/C Deposits are redeemed or converted to zero pursuant to Section 3A.9. The Administrative Agent shall promptly distribute in like funds to the Tranche B L/C Participant entitled thereto any amount received from the Tranche B Issuing Lender pursuant to this Section 3A.8(b).

          (c) The Borrower shall have no right, title or interest in or to the Tranche B L/C Deposits and no obligations with respect thereto (except to refund portions thereof used to fund Tranche B L/C Disbursements as provided in Section 3A.4), it being acknowledged and agreed by the parties hereto that the making of the Tranche B L/C Deposits by the Tranche B L/C Participants, the provisions of this Section 3A.8 and the application of the Tranche B L/C Deposits in the manner contemplated by Section 3A.2 constitute agreements among the Administrative Agent, each Tranche B Issuing Lender issuing any Tranche B Letter of Credit and each Tranche B L/C Participant with respect to the funding obligations of each Tranche B L/C Participant in respect of its participation in Tranche B Letters of Credit and do not constitute any additional loan or extension of credit to the Borrower.

          (d) Each Tranche B L/C Participant hereby grants to the Administrative Agent, for the benefit of the Tranche B Issuing Lender and, to the extent contemplated by Section 3A.11, the L/C Arranger, a security interest in all right, title and interest of such Tranche B L/C Participant in the Tranche B L/C Deposit of such Tranche B L/C Participant, as security for the obligations of such Tranche B L/C Participant to the Tranche B Issuing Lender under this Section 3A. For purposes of perfecting such security interest, each Tranche B L/C Participant hereby instructs JPMorgan Chase Bank, N.A. as the bank in which the Tranche B L/C Deposits are maintained, and JPMorgan Chase Bank, N.A. hereby agrees, to follow the instructions of the Administrative Agent in respect of the Tranche B L/C Deposit of such Tranche B L/C Participant without further consent by such Tranche B L/C Participant.

          3A.9 Termination and Reduction of Commitments; Return of Tranche B L/C Deposits; Conversion of Tranche B L/C Deposits. (a) If any Tranche B Letter of Credit remains outstanding on the Tranche B L/C Termination Date, the Borrower will deposit with the Administrative Agent an amount in cash equal to 100% of the aggregate undrawn amount of such Tranche B Letter of Credit to secure the Borrower’s reimbursement obligations with respect to any drawings that may occur thereunder. Subject only to the Borrower’s compliance with its obligations under the preceding sentence, any amount of the Tranche B L/C Deposits held in the Tranche B L/C Deposit Account will be returned to the Tranche B Funding Parties on the Tranche B L/C Termination Date.

          (b) The Borrower may at any time or from time to time direct the Administrative Agent to reduce the Total Tranche B L/C Deposits; provided that (i) each reduction of the Tranche B L/C Deposits shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and

(ii) the Borrower shall not direct the Administrative Agent to reduce the Tranche B L/C Deposits if, after giving effect to such reduction, the aggregate Tranche B L/C Exposure would exceed the Total Tranche B L/C Deposits. In the event the Tranche B L/C Deposits shall be reduced as provided in the preceding sentence, the Administrative Agent will return all amounts in the Tranche B L/C Deposit Account in excess of the resulting reduced Total Tranche B L/C Deposits to the Tranche B Funding Parties, ratably in accordance with their Tranche B L/C Percentages of the Total Tranche B L/C Deposit.

          (c) Subject to the terms and conditions hereof (including Section 5.2), by giving notice thereof to the Administrative Agent, the Borrower may require that up to $25,000,000 in funded Tranche B L/C Deposits be used to fund additional Term Loans to the Borrower on any Interest Payment Date (such utilization herein called a “conversion”) provided that (i) such conversion shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not be entitled to effect such conversion if, after giving effect thereto, the aggregate Tranche B L/C Exposure would exceed the Total Tranche B L/C Deposits. The Borrower may only effect such a conversion on one occasion. In the event all or a portion of the Tranche B L/C Deposits shall be converted as provided in this Section 3A.9, the Administrative Agent will credit the account of the Borrower on the books of the Administrative Agent at the Funding Office with the aggregate amount of Tranche B L/C Deposits so converted and thereupon the Funding Parties that had held such Tranche B L/C Deposits so converted shall for all purposes be deemed to be Term Funding Parties holding Term Loans to the Borrower in their respective Tranche B L/C Percentages of such amount.

          (d) The Borrower shall notify the Administrative Agent of any election or requirement to terminate or reduce the Total Tranche B L/C Deposit under paragraph (b) of this Section 3A.9 or convert any Tranche B L/C Deposits under paragraph (c) of this Section 3A.9 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof and in the case of any conversion, the amount to be converted that shall be ABR Loans and Eurodollar Loans, respectively, and in the case of Eurodollar Loans, the initial Interest Period with respect thereto, provided that the amount so specified shall be (x) in the case of ABR Loans, $250,000 or a whole multiple of $50,000 in excess thereof, and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Tranche B L/C Issuing Bank and the Tranche B L/C Participants of the contents thereof. Each such notice shall be irrevocable. Any termination or reduction of the Total Tranche B L/C Deposit shall be permanent. Each reduction of the Total Tranche B L/C Deposit and any conversion of Tranche B L/C Deposits shall be made ratably among the Tranche B L/C Participants in accordance with their Tranche B L/C Percentages.

          3A.10 Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Tranche B L/C Participant a participation fee with respect to its participations in Tranche B Letters of Credit, which participation fee shall accrue at the rate per annum equal to the Applicable Margin, on the average daily amount of such Tranche B L/C Participant’s Tranche B L/C Exposure during the period from and including the Closing Date to but excluding the later of the date on which such Tranche B L/C Participant’s Tranche B L/C Deposit is returned to it and the date on which such Tranche B L/C Participant ceases to have any Tranche B L/C Exposure (such fee to be calculated on the basis of a 365 (or 366 as the case may be) year and actual days elapsed) and (ii) to the Tranche B Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily aggregate face amount of the outstanding Tranche B Letters of Credit during the period from and including the Closing Date to but excluding the later of the date on which the Tranche B L/C Deposits are returned to the Tranche B L/C Participants and the date on which there ceases to be any Tranche B L/C Exposure, as well as the Tranche B Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Tranche B Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees in respect of Tranche B Letters of Credit shall be due and payable on the first

Business Day following each such last day, commencing on the Business Day following the first such date in 2005 to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Tranche B L/C Deposits are returned to the Tranche B Funding Parties and any such fees accruing after the date on which the Tranche B L/C Deposits are returned to the Tranche B L/C Participants shall be payable on demand. In addition to the foregoing fees, the Borrower shall pay or reimburse the Tranche B Issuing Lender for such normal, customary and reasonable out-of-pocket expenses as are incurred by the Tranche B Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Tranche B Letter of Credit.

          3A.11 Interim Tranche B Letters of Credit. As of the Closing Date each Interim Tranche B Letter of Credit will be deemed and treated as a Tranche B Letter of Credit for purposes of this Agreement as if it had been a Tranche B Letter of Credit issued hereunder, provided that the participation in respect thereof contemplated by Section 3A.2 shall be deemed issued by the L/C Arranger with respect to the Risk Participation Agreement issued by the L/C Arranger for account of the Borrower or any Subsidiary Guarantor in respect thereof and the L/C Arranger shall be entitled to all benefits of this Section 3A (including with respect to the Tranche B L/C Deposits) as if such Interim Tranche B Letter of Credit had been a Tranche B Letter of Credit and the L/C Arranger were the Tranche B Issuing Lender, and provided further that the penultimate sentence of paragraph (a) of Section 3A.1 shall not apply to any Interim Tranche B Letter of Credit. If any Interim Tranche B Letter of Credit is amended so as to increase the amount available thereunder or to extend the expiration date thereof, such Interim Tranche B Letter of Credit shall cease to be an “Interim Tranche B Letter of Credit” and the issuer thereof and the L/C Arranger shall no longer be entitled to the benefits of this Agreement with respect thereto.

          3A.12 Tranches of Letters of Credit; Certain Drawings under Letters of Credit. Alternative Currency Letters of Credit from time to time outstanding shall at all times be treated as Tranche A Letters of Credit. Interim Tranche B Letters of Credit shall be treated as provided above in this Section 3A. All other Letters of Credit from time to time outstanding shall be treated as Tranche B Letters of Credit to the extent the resulting Tranche B L/C Obligations would not exceed the aggregate Tranche B L/C Commitments and thereafter shall be treated as Tranche A Letters of Credit. Notwithstanding the preceding sentence, drafts drawn under any Letter of Credit other than an Alternate Currency Letter of Credit or Interim Tranche B Letter of Credit shall be deemed to be drafts drawn under Tranche B Letters of Credit for so long as there are any undrawn amounts under any Tranche B Letter of Credit issued by the Tranche B Issuing Lender and thereafter shall be deemed to be drafts drawn under Tranche A Letters of Credit. Drafts drawn under any Alternate Currency Letter of Credit shall be deemed drawn under Tranche A Letters of Credit. Drafts drawn under any Interim Tranche B Letter of Credit shall be treated as contemplated above in this Section 3A.

SECTION 4. REPRESENTATIONS AND WARRANTIES

          To induce the Administrative Agent and the Funding Parties to enter into this Agreement and to make the Loans and issue or participate in the Tranche A Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Funding Party, which representations and warranties shall be deemed made on the Closing Date (immediately before and immediately after giving effect to the borrowing of Loans to be made on the Closing Date) and on the date of each borrowing of Loans or issuance of a Tranche A Letter of Credit hereunder that:

          4.1 Financial Condition. The Borrower has heretofore furnished to the Funding Parties its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2003, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2004 certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

          4.2 No Change. Since December 31, 2003, there has been no event, development or circumstance that has had or will have a Material Adverse Effect.

          4.4 Existence; Compliance with Law and Agreements. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged; (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified or in good standing would not have a Material Adverse Effect; and (d) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not have a Material Adverse Effect.

          4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Tranche A Letters of Credit issued hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Except as would not have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or the failure to obtain which could not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Tranche A Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of any of the Loan Parties, (b) except as would not have a Material Adverse Effect, violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

          4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, reasonably likely to be commenced within a reasonable time period against the Borrower or any of its Subsidiaries or against any of their Properties or revenues which, taken as a whole, (a) are material with respect to any of the Loan Documents, or (b) would reasonably be expected to have a Material Adverse Effect.

          4.7 No Default. No Default or Event of Default has occurred and is continuing.

          4.8 Ownership of Property; Liens.

          (a) Except as set forth in Schedule 4.8, each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all of their respective real property assets reflected in the financial statements referred to in Section 4.1 and in the most recent financial statements delivered pursuant to Section 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted hereunder. Except as permitted by this Agreement, all such assets are free and clear of Liens.

          (b) As of the Closing Date, Schedule 4.8 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all material leases, subleases or assignments of leases (together with all material amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Loan Party to which such Loan Party is a party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.

          4.9 Intellectual Property. Each of the Borrower and its Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No holding, injunction, decision or judgment has been rendered by any Governmental Authority and none of the Borrower or its Subsidiaries has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would limit, cancel or question the validity of, or any Loan Party’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect. No claim has been asserted or threatened or is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in a manner that could reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries take all reasonable actions to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          4.10 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all federal and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and no tax Lien has been filed, and to the knowledge of the Borrower, no claim is being asserted, with respect to such tax, fee or other charge that, with respect to any such Lien or claim, would reasonably be expected to have a Material Adverse Effect.

          4.11 Federal Regulations No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by any Funding Party (through the Administrative Agent) or the Administrative Agent, the

Borrower will furnish to the Administrative Agent and each Funding Party a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

          4.12 Labor Matters. There are no strikes, work stoppages or other labor disputes against the Borrower or any of its Subsidiaries in existence or threatened that could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

          4.13 ERISA. (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Plan, and each Plan has complied with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; neither the Borrower nor any of its Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA which has not been paid; neither the Borrower nor any of its Subsidiaries would become subject to any liability under ERISA if the Borrower or such Subsidiary were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and no Multiemployer Plan is in Reorganization or Insolvent.

          (b) The Borrower and its Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity (other than Borrower and its Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of the Borrower and its Subsidiaries to pay money.

          4.14 Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

          4.15 Subsidiaries (a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower at the date of this Agreement. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of organization of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

          (b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to officers, employees, former employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any of its Subsidiaries.

          4.16 Environmental Matters. The Borrower and each of its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance or to possess a permit or other governmental authorization would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any notice of or are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To each of the Borrower’s and its Subsidiaries’ knowledge, there are, and have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries that would have a Material Adverse Effect. To each of the Borrower’s and its Subsidiaries’ knowledge, no event or condition is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which would have a Material Adverse Effect. To the knowledge of the Borrower and its Subsidiaries, no liens in favor of any person arising from any Environmental Claim have been filed or attached to any of the Real Estate Assets that would reasonably be expected to have a Material Adverse Effect.

          4.17 Accuracy of Information, etc. No statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Funding Parties, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Funding Parties that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

          4.18 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Funding Parties, a legal, valid and enforceable security interest in the Collateral described therein (including any proceeds of any item of Collateral). In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Administrative Agent and (ii) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the respective jurisdictions of organization for the Borrower and each Subsidiary Guarantor (which financing statements have been duly completed and executed (as applicable) and delivered to the Administrative Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement are made, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified in the respective jurisdictions of organization for the Borrower and each Subsidiary Guarantor and the filings specified on Schedule 3 to the Guarantee and Collateral Agreement and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3) to the extent required by the Guarantee and Collateral Agreement.

          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent for the benefit of the Funding Parties a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed in the appropriate recording office designated by the Borrower, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage).

          4.19 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

          4.20 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

          4.21 Senior Notes. The obligations and liabilities of the Borrower and the Subsidiary Guarantors arising under or in connection with this Agreement or any other Loan Document are permitted under the Senior Note Indenture.

SECTION 5. CONDITIONS PRECEDENT

          5.1 Conditions to Initial Extension of Credit. The agreement of each Funding Party to make the initial extension of credit requested to be made by it or to fund its Tranche B L/C Deposit is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

     (a) Credit Agreement; Guarantee and Collateral Agreement; Pledge Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower, Lehman Commercial Paper Inc., JPMorgan Chase Bank, N.A., and Goldman Sachs Credit Partners L.P., (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party, and (iv) the Pledge Agreement, executed and delivered by the Pledgors.

     (b) Termination of Existing Credit Agreement. The Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement shall have been terminated and all amounts thereunder shall have been paid in full and satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith or the assignment thereof to the Administrative Agent.

     (c) Approvals. All material governmental and third party approvals necessary in connection with the transactions contemplated hereby to be entered into as of the Closing Date shall have been obtained and be in full force and effect.

     (d) Fees. The Administrative Agent and its affiliates shall have received all fees required to be paid (including those to be passed on to the Funding Parties), and all reasonable out-of-pocket expenses for which reasonably detailed invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

     (e) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments.

     (f) Legal Opinions. The Administrative Agent shall have received the legal opinion of counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit G.

     (g) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares, if any, of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any), excluding promissory notes issued by directors, officers and employees of any Loan Party, pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

     (h) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Funding Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

     (i) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement and Section 6.5(c).

     (j) Ratings. The Facilities shall have received a rating from each of Moody’s and S&P.

     (k) Personal Property Collateral. The Administrative Agent shall have received:

          (i) the results of a recent search of all effective Uniform Commercial Code financing statements (or equivalent filings) made with respect to any personal or mixed property of any Loan Party or any Pledgor and of searches in the Patent and Trademark Office; and

          (ii) evidence satisfactory to it that the Borrower shall have executed, delivered and recorded such short form security agreements relating to Collateral consisting of Patents and Trademarks as the Administrative Agent may reasonably request.

          5.2 Conditions to Each Extension of Credit. The agreement of each Funding Party to make any Loan or to issue or participate in any Tranche A Letter of Credit hereunder on any date

(including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents or by any Pledgor in the Pledge Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Tranche A Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Tranche A Letter of Credit remains outstanding or any Loan or other amount is owing to any Funding Party or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

          6.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Funding Party (which may be delivered via posting on Intralinks):

     (a) as soon as available, but in any event within 90 days (or such shorter period as shall be applicable to the Borrower and shall be required by the SEC for annual reports) after the end of each fiscal year of the Borrower, a copy of the audited consolidated and unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated and unaudited consolidating statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

     (b) as soon as available, but in any event not later than 45 days (or such shorter period as shall be applicable to the Borrower and shall be required by the SEC for quarterly reports) after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified on behalf of the Borrower by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the lack of notes);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Notwithstanding the foregoing, (i) in the event that the Borrower delivers to the Administrative Agent an Annual Report for Borrower on Form 10-K for such fiscal year, as filed with the SEC, within 90 days (or such shorter period as shall be applicable to the Borrower and shall be required by the SEC for annual reports) after the end of such fiscal year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report for Borrower on Form 10-Q for such fiscal quarter, as filed with the SEC, within 45 days (or such shorter period as shall be applicable to the Borrower and shall be required by the SEC for quarterly reports) after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section.

In addition, if, as a result of any change in accounting principles and policies under GAAP from those in use as of the Closing Date, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to clauses (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses (a) and (b) above had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, the Borrower shall furnish to the Administrative Agent for delivery to each Funding Party (which may be delivered via posting on Intralinks) one or more a statements of reconciliation for all such prior financial statements during the last calendar year in form and substance reasonably satisfactory to Administrative Agent; provided that such reconciliation shall be required hereunder only if such reconciliation is required by the SEC in connection with the Form 10-K or Form 10-Q delivered for such period.

          6.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Funding Party, or, in the case of clause (f), to the relevant Funding Party:

     (a) concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) and 6.1(b), (i) a certificate of the Borrower by a Responsible Officer on behalf of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

     (b) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income) (collectively, the “Annual Operating Budget”);

     (c) promptly after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities (except for Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

     (d) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Note Indenture; and

     (e) promptly, such additional financial and other information as is reasonably available to the Borrower as the Administrative Agent (for its own account or upon the request from any Funding Party) may from time to time reasonably request.

          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes, assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and any reserves required in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.4 Conduct of Business and Maintenance of Existence, etc; Compliance. (a) Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except to the extent that failure to do so would not have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

          6.5 Maintenance of Property; Insurance. (a) Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not have a Material Adverse Effect.

          (b) Take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (c) Maintain insurance with financially sound and reputable insurance companies on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) and available at commercially reasonable cost, provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, provided that the Borrower shall promptly notify the Administrative Agent if it shall not be able to comply with the requirement set forth in this clause (i) because such requirement cannot be fulfilled at commercially reasonable cost, and (ii) name the Administrative Agent as insured party or loss payee. Upon the request of the Administrative Agent (such request not to be made more than once per year), the Borrower shall deliver to the Administrative Agent a report of a reputable insurance broker with respect to such insurance.

          6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities, (b) permit representatives of any Funding Party to visit and inspect any of its properties and examine and make abstracts from any of its financial and accounting records upon reasonable notice and during normal business hours (provided that such visits shall be coordinated by the Administrative Agent), (c) permit representatives of any Funding Party to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries (provided that such discussions shall be coordinated by the Administrative Agent, and in no event shall there be more than two such discussions per year except during the continuance of an Event of Default) and (d) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with its independent certified public accountants; provided that any such discussions with the Borrower’s independent certified public accountants at the Borrower’s expense shall, except while an Event of Default has occurred and is continuing, be limited to one meeting per calendar year, and provided further that such discussions in any fiscal year shall be at the Borrower’s expense only if the Audit Committee of the Borrower’s Board of Directors approves a fee schedule for such accountants for such fiscal year that includes amounts for such services.

          6.7 Notices. Promptly upon a Responsible Officer of any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent (who shall promptly notify each Funding Party) of:

     (a) the occurrence of any Default or Event of Default;

     (b) any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any other Person, that in either case, could reasonably be expected to have a Material Adverse Effect;

     (c) the following events, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after the Borrower or any Subsidiary knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, or (iii) the occurrence of any similar events with respect to a Commonly Controlled Plan that would reasonably be likely to result in a direct obligation of the Borrower and its Subsidiaries to pay money;

     (d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

     (e) the acquisition of any Property after the Closing Date in which a security interest is required to be created or perfected pursuant to Section 6.10; and

     (f) any development, event, or condition that could reasonably be expected to result in the payment by the Borrower and its Subsidiaries of an Environmental Notification Amount.

Each notice pursuant to this Section 6.7 (other than with respect to clause (f)) shall be accompanied by a statement of the Borrower by a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

          6.8 Environmental Laws. (a) Except as would not have a Material Adverse Effect, comply with, and make commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and make commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all Environmental Permits required by applicable Environmental Laws.

          (b) Except as would not have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other similar actions to the extent required under applicable Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

          6.9 Interest Rate Protection. In the case of the Borrower, within 90 days after the Closing Date, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of Consolidated Total Leverage is subject to either a fixed interest rate or interest rate protection for a period of not less than two years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

          6.10 Additional Collateral, etc. (a) With respect to any Property (other than Vehicles, bank accounts, cash and Cash Equivalents) located in the United States having a value, individually or in the aggregate, of at least $1,000,000 acquired after the Closing Date by any Loan Party (other than (x) any interests in real property and any Property described in paragraphs (b), (c), (d) or (e) of this Section 6.10 and (y) Instruments, Certificated Securities and Securities, which are referred to in the last sentence of this paragraph (a)) as to which the Administrative Agent for the benefit of the Funding Parties does not have a perfected Lien, promptly (i) give notice of such Property to the Administrative Agent and execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably requests to grant to the Administrative Agent for the benefit of the Funding Parties a security interest in such Property and (ii) take all actions reasonably requested by the Administrative Agent to grant to the Administrative Agent for the benefit of the Funding Parties a perfected first priority security interest in such Property (with respect to Property of a type owned by a Loan Party as of the Closing Date to the extent the Administrative Agent, for the benefit of the Funding Parties, has a perfected security interest in such Property as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent. If any amount in excess of $1,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security and Securities (or, if more than $5,000,000 in the aggregate payable under or in connection with the Collateral shall become evidenced by Instruments, Certificated Securities or Securities), such Instrument, Certificated Security or Securities shall be promptly delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement; provided however that in no event shall the Borrower be required to deliver to the Administrative Agent any Pledged Notes issued by directors, officers or employees of any Loan Party.

          (b) With respect to any Material Real Estate Asset owned on the date hereof or acquired after the Closing Date by any Loan Party (other than (i) subject to the proviso at the end of this paragraph (b), with respect to the facilities in Hawthorne, California existing on the date hereof, (ii) so long as the sale and leaseback with respect to the Borrower’s Dallas, Texas facilities occurs on or prior to December 31, 2005, the Borrower’s Dallas, Texas facilities and (iii) real property subject to a Lien permitted under Section 7.3(m)), (i) give notice of such acquisition to the Administrative Agent and, if requested by the Administrative Agent, execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Funding Parties, covering such real property (provided that no Mortgage nor survey shall be obtained if the Administrative Agent determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) if reasonably requested by the Administrative Agent with respect to any such Material Real

Estate Asset comprising owned real property, provide the Funding Parties with title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, (iii) if reasonably requested by the Administrative Agent with respect to any such Material Real Estate Asset comprising a Leasehold Property, (A) use its commercially reasonable and diligent efforts for a period of no longer than 90 days to obtain a Leasehold Mortgage with respect to each such Material Real Estate Asset, and (B) use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with any such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, provided that if on or prior to December 31, 2005 the Borrower shall not have sold its facilities in Hawthorne, California existing on the date hereof pursuant to a transaction permitted by the second paragraph of Section 7.11, then the provisions of this paragraph (b) shall apply to such facilities unless otherwise agreed by the Administrative Agent and the Borrower.

          (c) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be a Foreign Subsidiary) by any Loan Party, promptly (i) give notice of such acquisition or creation to the Administrative Agent and, if requested by the Administrative Agent, execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent for the benefit of the Funding Parties a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) at the reasonable request of the Administrative Agent, cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement by executing and delivering an Assumption Agreement in the form of Annex I thereto and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Funding Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Administrative Agent, for the benefit of the Funding Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

          (d) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) give notice of such acquisition or creation to the Administrative Agent and, if requested by the Administrative Agent, execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Funding Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Foreign Subsidiary be required to be so pledged), and (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon.

          (e) With respect to the formation of Global Aeronautica and the acquisition of any new Capital Stock of Global Aeronautica, promptly (i) give notice of such formation or acquisition to the Administrative Agent and execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent for the benefit of the Funding Parties a perfected first priority security interest in the Capital Stock of Global Aeronautica that is owned by the Borrower or any of its Subsidiaries, and (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower.

          (f) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name or (ii) in its jurisdiction of organization. In the event of a change referred to in the previous sentence, the Borrower agrees to make arrangements for all filings reasonably requested by the Administrative Agent under the Uniform Commercial Code that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Documents.

          6.11 Further Assurances. Maintain the security interest created by the Guarantee and Collateral Agreement as a perfected security interest having at least the priority described in Section 4.19 (to the extent such security interest can be perfected through the filing of Uniform Commercial Code financing statements, the Intellectual Property filings to be made pursuant to Schedule 3 of the Guarantee and Collateral Agreement or the delivery of Pledged Securities required to be delivered under the Guarantee and Collateral Agreement), subject to the rights of the Loan Parties under the Loan Documents to dispose of the Collateral. From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Funding Parties with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Funding Parties, has a perfected Lien as of the Closing Date pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby. Upon the exercise by the Administrative Agent or any Funding Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Funding Party may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

          6.12 Use of Proceeds. The proceeds of the Term Loans shall be used to refinance all outstanding obligations in respect of the Existing Credit Agreement, to pay related fees and expenses and for other general corporate purposes of the Borrower and its Subsidiaries (including financing Permitted Acquisitions and making Investments permitted by Section 7.8). The proceeds of the Revolving Loans, the Swingline Loans, the Incremental Facility Term Loans, the Tranche A Letters of Credit, Tranche B Letters of Credit and Interim Tranche B Letters of Credit shall be used to finance Permitted Acquisitions and for other general corporate purposes of the Borrower and its Subsidiaries (including making Investments permitted by Section 7.8).

          6.13 Post Closing Matters

          (a) Real Estate Assets. The Administrative Agent shall have received within 60 days of the Closing Date (unless otherwise agreed by the Administrative Agent):

          (i) fully executed and notarized Mortgages with respect to the owned real properties listed as to be mortgaged on the Closing Date in Schedule 1.1B, in proper form for recording in all appropriate places in all applicable jurisdictions;

          (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the Mortgages to be recorded in such state and such other customary matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

          (iii) (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Administrative Agent (each, a “Title Policy”) with respect to each Mortgaged Property, in amounts reasonably satisfactory to Administrative Agent, together with a title report issued by a title company with respect thereto, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Administrative Agent and (b) evidence satisfactory to Administrative Agent that the relevant Loan Party has paid, or made arrangements to pay, to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the appropriate real estate records; and

          (iv) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with and to the extent required by law or any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Administrative Agent.

          (b) Personal Property Collateral. The Borrower shall make all reasonable efforts to deliver to the Administrative Agent, within 60 days of the Closing Date, Uniform Commercial Code termination or assignment statements (or similar documents confirming cancellation, repayment or assignment of obligations) and Patent and Trademark Office filings duly executed by all applicable Persons for filing in all applicable jurisdictions and the Patent and Trademark Office, as applicable, as may be necessary to terminate or assign any effective Uniform Commercial Code financing statements (or equivalent filings) or Patent and Trademark Office filings disclosed in the searches delivered to the Administrative Agent pursuant to Section 5.1(k) (other than any such financing statements in respect of Permitted Liens).

SECTION 7. NEGATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Tranche A Letter of Credit remains outstanding or any Loan or other amount is owing to any Funding Party or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          7.1 Financial Condition Covenants.

          (a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio of the Borrower as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated Total
Fiscal Quarter	Leverage Ratio
December 31, 2004	5.00 : 1.00
March 31, 2005	5.00 : 1.00
June 30, 2005	5.00 : 1.00
September 30, 2005	5.00 : 1.00
December 31, 2005	5.00 : 1.00
March 31, 2006	5.00 : 1.00
June 30, 2006	5.00 : 1.00
September 30, 2006	5.00 : 1.00
December 31, 2006	5.00 : 1.00
March 31, 2007	4.50 : 1.00
June 30, 2007	4.50 : 1.00
September 30, 2007	4.50 : 1.00
December 31, 2007	4.50 : 1.00
March 31, 2008	4.25 : 1.00
June 30, 2008	4.25 : 1.00
September 30, 2008	4.25 : 1.00
December 31, 2008	4.25 : 1.00
March 31, 2009	4.00 : 1.00
June 30, 2009	4.00 : 1.00
September 30, 2009	4.00 : 1.00
December 31, 2009	4.00 : 1.00
March 31, 2010	3.75 : 1.00
June 30, 2010	3.75 : 1.00
September 30, 2010	3.75 : 1.00
December 31, 2010	3.75 : 1.00
March 31, 2011	3.50 : 1.00
June 30, 2011	3.50 : 1.00
September 30, 2011	3.50 : 1.00

          (b) Consolidated Net Interest Coverage Ratio. Permit the Consolidated Net Interest Coverage Ratio of the Borrower for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Consolidated Net Interest
Fiscal Quarter	Coverage Ratio
December 31, 2004	2.25 : 1.00
March 31, 2005	2.25 : 1.00
June 30, 2005	2.25 : 1.00
September 30, 2005	2.25 : 1.00
December 31, 2005	2.50 : 1.00
March 31, 2006	2.50 : 1.00
June 30, 2006	2.50 : 1.00
September 30, 2006	2.50 : 1.00

Consolidated Net Interest
Fiscal Quarter	Coverage Ratio
December 31, 2006	2.50 : 1.00
March 31, 2007	3.00 : 1.00
June 30, 2007	3.00 : 1.00
September 30, 2007	3.00 : 1.00
December 31, 2007	3.00 : 1.00
March 31, 2008	3.50 : 1.00
June 30, 2008	3.50 : 1.00
September 30, 2008	3.50 : 1.00
December 31, 2008	3.50 : 1.00
March 31, 2009	3.50 : 1.00
June 30, 2009	3.50 : 1.00
September 30, 2009	3.50 : 1.00
December 31, 2009	3.50 : 1.00
March 31, 2010	3.50 : 1.00
June 30, 2010	3.50 : 1.00
September 30, 2010	3.50 : 1.00
December 31, 2010	3.50 : 1.00
March 31, 2011	3.50 : 1.00
June 30, 2011	3.50 : 1.00
September 30, 2011	3.50 : 1.00

          7.2 Indebtedness. Create, issue, incur, assume, or suffer to exist any Indebtedness, except:

     (a) the Obligations;

     (b) (A) Indebtedness of any Subsidiary Guarantor to the Borrower or to any other Subsidiary Guarantor or of the Borrower to any Subsidiary Guarantor and (B) Indebtedness of any Foreign Subsidiary to another Foreign Subsidiary;

     (c) Indebtedness incurred by the Borrower and guaranties of such Indebtedness by the Subsidiary Guarantors with respect to (i) the Senior Notes and (ii) other Indebtedness incurred to refinance, in whole or in part, Indebtedness under the Senior Notes if the terms and conditions thereof are not less favorable, taken as a whole, to the Borrower and the Subsidiary Guarantors than the Indebtedness being refinanced and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced, provided that such Indebtedness permitted under the immediately preceding clause (ii) above shall not exceed in principal amount (or accreted value, in the case of any such refinancing Indebtedness issued with a discount) of the Indebtedness (including the amount of interest and principal (and premium, if any)) being refinanced plus the amount of customary underwriting discounts, financing fees and commissions and other reasonable costs and expenses associated with the issuance thereof;

     (d) Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries;

     (e) the Borrower may become and remain liable with respect to Permitted Seller Notes issued as consideration in Permitted Acquisitions (other than the formation of Global Aeronautica), provided that the aggregate principal amount of Permitted Seller Notes outstanding at any time shall not exceed $20,000,000;

     (f) a Subsidiary acquired pursuant to a Permitted Acquisition may become or remain liable with respect to Indebtedness of such Subsidiary of the Borrower existing at the time of acquisition by the Borrower or its Subsidiary of such Subsidiary or assets obtained pursuant to a Permitted Acquisition, provided that (i) such Indebtedness was not incurred in connection with or in anticipation of such Permitted Acquisition and (ii) the aggregate principal amount of all such indebtedness does not exceed $10,000,000;

     (g) Indebtedness incurred by the Borrower or its Subsidiaries which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

     (h) Indebtedness incurred by the Borrower or its Subsidiaries in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

     (i) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

     (j) Indebtedness described in Schedule 7.2 and any extensions, renewals or replacements of such Indebtedness (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

     (k) Indebtedness with respect to Capital Lease Obligations in an aggregate amount not to exceed at any time $15,000,000;

     (l) Indebtedness incurred by the Borrower with respect to Hedge Agreements permitted or required by Section 6.9 and Section 7.16;

     (m) purchase money Indebtedness incurred by the Borrower or its Subsidiaries in an aggregate amount not to exceed at any time $30,000,000 (less the amount of Indebtedness outstanding under Section 7.2(k) above), provided that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness or proceeds thereof;

     (n) other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed at any time $25,000,000;

     (o) Guarantee Obligations made in the ordinary course of business (i) by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor, (ii) by Foreign Subsidiaries of obligations of Foreign Subsidiaries and (iii) by a Foreign Subsidiary of any Joint Venture in an aggregate amount not to exceed at any time 50% of the aggregate amount of the book value of the assets of such Foreign Subsidiary (such book value to be computed at the time of the incurrence of any such Guarantee Obligation);

     (p) Indebtedness in the form of earn-outs and other contingent payments in respect of acquisitions (both before and after any liability associated therewith becomes fixed);

     (q) Indebtedness of the Borrower or any of its Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;

     (r) Indebtedness of Foreign Subsidiaries to Loan Parties in an aggregate principal amount for all Foreign Subsidiaries not to exceed $5,000,000 at any time;

     (s) Indebtedness of Foreign Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale and leaseback transactions and similar extensions of credit in the ordinary course of business not to exceed an aggregate principal amount of $10,000,000 at any time;

     (t) Guarantee Obligations permitted under section 7.8(l).

          7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

     (a) Liens in favor of the Administrative Agent for the benefit of Funding Parties granted pursuant to any Security Document;

     (b) Liens for taxes not yet due and owing or if obligations with respect to such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, to the extent required by GAAP;

     (c) statutory Liens of landlords, banks (and rights of set-off), or carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

     (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of the Collateral on account thereof;

     (e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

     (f) any interest or title of a lessor or sublessor under any lease of real estate entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

     (g) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

     (h) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases for personal property entered into in the ordinary course of business;

     (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

     (k) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

     (l) Liens described in Schedule 7.3;

     (m) Liens securing Indebtedness permitted pursuant to Section 7.2(k) or Section 7.2(m). provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds thereof;

     (n) Liens on assets acquired pursuant to a Permitted Acquisition securing Indebtedness permitted under Section 7.2(f) so long as such Liens were not created in anticipation of such Permitted Acquisition;

     (o) other Liens on assets other than the Collateral securing Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

     (p) (i) inchoate Liens arising from judgments in circumstances not constituting an Event of Default under Section 8(h) and (ii) Liens (other than inchoate Liens) arising from judgments in circumstances not constituting an Event of Default under Section 8(h) for a period not in excess of sixty (60) days after such Lien attaches to specific assets of a Loan Party;

     (q) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

     (r) Liens on Property of Foreign Subsidiaries securing Indebtedness permitted by Section 7.2 (other than Indebtedness permitted by clause (n) of Section 7.2) incurred by a Foreign Subsidiary; and

     (s) Liens on assets (i) purchased for the Borrower and its Subsidiaries in connection with the 7E7 Program with the proceeds of debt obligations issued by the State of South Carolina and securing such debt obligations or (ii) purchased for the Borrower and its Subsidiaries in connection with the Facilities Consolidation Program with the proceeds of the sale and leaseback of the Dallas, Texas facilities of the Borrower.

provided that, notwithstanding the foregoing, no Loan Party shall create or assume any security interest or Lien upon any Material Real Estate Asset other than Liens permitted by clauses (a), (b), (c), (d), (e), (f), (j), (l), (m), (n), (o), (p), (r) and (s) above.

          7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

     (a) any Subsidiary of the Borrower may be merged, amalgamated, liquidated, dissolved or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that (i) such Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.10 in connection therewith);

     (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor;

     (c) any Foreign Subsidiary may be merged or consolidated with or into, or be liquidated into, another Foreign Subsidiary;

     (d) any Foreign Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Foreign Subsidiary;

     (e) Dispositions permitted by Section 7.5 may be consummated; and

     (f) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.

          7.5 Disposition of Property. Dispose of any of its owned Property (including, without limitation, receivables), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

     (a) Dispositions of Property that do not constitute Asset Sales;

     (b) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-cash proceeds) (i) when aggregated with the proceeds of all other Asset Sales made within the same fiscal year of the Borrower are less than $30,000,000 and (ii) are less than $50,000,000 in the aggregate during the term of this Agreement, provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Borrower), (2) no less than 75% of the consideration therefor shall be paid in cash, and (3) the Net Cash Proceeds thereof shall be applied as required by Section 2.13(a);

     (c) Dispositions permitted by Section 7.4;

     (d) Investments made in accordance with Section 7.8;

     (e) any Recovery Event, provided that the requirements of Section 2.13(b) are complied with in connection therewith;

     (f) the Borrower and its Subsidiaries may make any Disposition of its facilities existing on the date hereof (whether owned or leased) in Hawthorne, California, Dallas, Texas, and Nashville, Tennessee;

     (g) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

     (h) the transfer for fair value of Property (including Capital Stock of Subsidiaries) to Global Aeronautica; provided that the consideration for any such transfer shall be in the form of cash and/or additional Capital Stock of Global Aeronautica (it being understood that any such consideration in respect of Capital Stock shall be subject to the requirements of Section 7.8(l));

     (i) the Disposition of any Immaterial Subsidiary that is a Foreign Subsidiary;

     (j) the Disposition of any Loan Party’s Capital Stock of Global Aeronautica or the Property of Global Aeronautica pursuant to the terms of the applicable Joint Venture agreement; and

     (k) Restricted Payments permitted by Section 7.6.

          7.6 Restricted Payments. Directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except that (a) the Borrower may make Restricted Payments to the extent necessary to make repurchases of Securities (and options or warrants to purchase such Securities) of the Borrower from employees (i) upon termination (including by reason of death, disability or retirement) of such employees or (ii) pursuant to a contractual obligation of the Borrower, provided that the aggregate amount of payments under this clause (a) in any fiscal year of the Borrower shall not exceed the lesser of (A) the sum of (1) $2,500,000 and (2) any Restricted Payments permitted (but not made) pursuant to this clause (i) in prior fiscal years and (B) $5,000,000; (b) the Borrower may make Restricted Payments to the extent necessary to accomplish the payment of the fees, costs and expenses payable by the Borrower or any of the Borrower’s Subsidiaries in connection with the transactions contemplated by the Loan Documents; (c) the Borrower may make Restricted Payments and any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Subsidiary Guarantor to the extent necessary to (i) make payments of interest when due in respect of the Senior Notes, (ii) pay fees, costs, expenses, indemnification, liquidated damages and similar or customary obligations in connection with the Senior Notes and (iii) make a voluntary prepayment (including any prepayment premium in connection therewith) in order to permit any Indebtedness incurred by the Borrower in order to refinance the Senior Notes pursuant to Section 7.2(c)(ii), so long as no Default or Event of Default shall have occurred and be continuing or be caused thereby; and (d) Foreign Subsidiaries may make Restricted Payments to other Foreign Subsidiaries.

          7.7 Capital Expenditures. Make any Capital Expenditure, except

     (a) Capital Expenditures (other than Capital Expenditures made for the 7E7 Program and the Facilities Consolidation Program) of the Borrower and its Subsidiaries not to exceed in any fiscal year set forth below an aggregate amount set forth opposite such fiscal year (each such amount, the “Maximum Scheduled Amount”):

Fiscal Year	Capital Expenses
2004	$60,000,000
2005	$60,000,000
2006	$60,000,000
2007	$60,000,000

Fiscal Year	Capital Expenses
2008	$60,000,000
2009	$60,000,000
2010	$60,000,000
2011	$60,000,000

     provided that (i) any portion of the Maximum Scheduled Amount for a fiscal year of the Borrower not expended during such fiscal year (a “Rollover Amount”) may be expended in one or more subsequent years and (ii) the aggregate of all Rollover Amounts expended in any fiscal year of the Borrower may not exceed 50% of the Maximum Scheduled Amount for such fiscal year; and

     (b) Capital Expenditures of the Borrower and its Subsidiaries made for the 7E7 Program and the Facilities Consolidation Program during fiscal years 2004 through 2009 inclusive (including any such Capital Expenditures during fiscal year 2004 prior to the date of this Agreement) not to exceed in the aggregate $380,000,000.

          7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other investment (including without limitation any Joint Venture) in, any other Person (all of the foregoing, “Investments”), except:

     (a) cash, Cash Equivalents and Foreign Cash Equivalents;

     (b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in the Borrower or wholly-owned Domestic Subsidiaries of the Borrower;

     (c) Investments (i) in accounts receivable arising and trade credit granted in the ordinary course of business and in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business;

     (d) intercompany loans to the extent permitted under Section 7.2(b);

     (e) Capital Expenditures permitted by Section 7.7;

     (f) loans and advances to employees of the Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

     (g) (i) Permitted Acquisitions funded solely with the issuance of Capital Stock of the Borrower or any of its Subsidiaries or additional capital contributions from Permitted Investors and (ii) other Permitted Acquisitions (other than the formation of Global Aeronautica), the consideration for which (excluding amounts funded with the issuance of Capital Stock of the Borrower or any of its Subsidiaries or additional capital contributions from Permitted Investors) constitutes less than $75,000,000 in the aggregate during the term of this Agreement; provided that, if and so long as the Consolidated Total Leverage Ratio is less than 2.5:1.0 calculated on a pro forma basis in accordance with Section 7.1 giving effect to such Permitted Acquisition(s), the foregoing limit shall be increased to $125,000,000;

     (h) Investments described in Schedule 7.8;

     (i) other Investments in an aggregate amount not to exceed at any time $10,000,000 (taking into account cash returns of capital and cash repayments of principal);

     (j) loans to officers of the Borrower and its Subsidiaries to be used to purchase stock, or options on the stock, of the Borrower provided that the proceeds of such loans are reinvested in the Borrower;

     (k) Investments received in connection with permitted Asset Sales and other Dispositions permitted hereunder in an aggregate amount not to exceed at any time 25% of the aggregate consideration for such permitted Asset Sales or Dispositions;

     (l) Investments (including the fair value of Property transferred pursuant to Section 7.5(h) the consideration for which is additional Capital Stock in Global Aeronautica) in Global Aeronautica in an aggregate amount not to exceed at any time $** (taking into account cash returns of capital and cash repayments of principal) and an additional amount not to exceed $** at any time outstanding may be incurred for Guaranteed Obligations of Indebtedness and other obligations of Global Aeronautica;

     (m) Investments in joint ventures (other than Global Aeronautica and in Foreign Subsidiaries) in an aggregate amount not to exceed at any time $** (taking into account cash returns of capital and cash repayments of principal);

     (n) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

     (o) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

     (p) Investments of the Borrower or any Subsidiary under Hedge Agreements permitted under Section 7.16;

     (q) Investments of any Person in existence at the time such Person becomes a Subsidiary of the Borrower; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary of the Borrower;

     (r) Investments by the Borrower and the Subsidiary Guarantors in the form of loans and advances to Foreign Subsidiaries permitted to be incurred by the Foreign Subsidiaries under Section 7.2(r);

     (s) Subsidiaries may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, such Subsidiary complies with the provisions of Section 6.10(c) and (ii) if such new Subsidiary is a Foreign Subsidiary, such Subsidiary complies with the provisions of Section 6.10(d), provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 7.8(g), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.10(c) or Section 6.10(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days); and

     (t) Investments by any Foreign Subsidiary in other Foreign Subsidiaries.

          7.9 Modifications of Senior Note Indenture. Amend or otherwise change the terms of the Senior Notes and the Senior Note Indenture, or make any payment consistent with an amendment thereof or change thereto without such amendment or change being approved in accordance with the provisions of this Agreement, if the effect of such amendment or change is to increase the interest rate on the Senior Notes, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate or make less likely any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, or if the effect of such amendment, in each case without the prior written concurrence of the Administrative Agent.

          7.10 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction (I) (a) is otherwise not prohibited under this Agreement and (b) if such transaction is with a Joint Venture or a Foreign Subsidiary, provides that for any transfers of Property or services from the Borrower or any Subsidiary to such Joint Venture or Foreign Subsidiary, the Borrower or such Subsidiary receives at least the cost of such Property or services, or, (II) otherwise, is upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Subsidiaries may (i) pay to the Sponsor and its Affiliates fees and expenses pursuant to the Management Agreement, (ii) enter into any transaction with an Affiliate that is expressly permitted by the terms of this Agreement to be entered into by the Borrower or such Subsidiary with an Affiliate and (iii) enter into any transaction with any Person which would be an Affiliate of the Borrower solely by reason of such Person and the Borrower having common directors, provided that any such transaction contemplated by this clause (iii) shall be subject to the other provisions of this agreement. For the avoidance of doubt, this Section 7.10 shall not apply to employment arrangements with, and payments of compensation or benefits to or for the benefit of, management.

          7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which is to be sold or transferred by the Borrower or such Subsidiary (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, except for sales or transfers between the Borrower and any Subsidiary Guarantor or between Subsidiary Guarantors.

          Notwithstanding any of the foregoing to the contrary, the Borrower and its Subsidiaries may sell and leaseback all or a portion of any of its facilities existing on the date hereof (whether owned or leased) in Hawthorne, California, Dallas, Texas, and Nashville, Tennessee.

          7.12 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

          7.13 Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale or other permitted Dispositions; (b) restrictions contained in the Senior Note Indenture; (c) restrictions by reason of customary provisions contained in leases, licenses, government contracts and similar agreements entered into in the ordinary course of business, provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be; (d) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof); (e) software and other Intellectual Property licenses pursuant to which the Borrower is the licensee of the relevant software or Intellectual Property, as the case may be, (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license); (f) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation; (g) restrictions contained in agreements entered into in connection with the Facilities Consolidation Program and the 7E7 Program (in which case, any prohibition or limitation shall only be effective against the property financed thereby and the proceeds thereof); and (h) any agreements regarding Indebtedness of any Foreign Subsidiary (in which case, any prohibition or limited shall only be effective against the assets of such Foreign Subsidiary and its Subsidiaries).

          7.14 Clauses Restricting Subsidiary Distributions. Create or otherwise cause any consensual encumbrance or restriction of any kind (other than in a Loan Document) on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Sections 7.2(c), 7.2(f), 7.2(l), 7.2(m), and 7.2(t) that impose restrictions on the property so acquired and proceeds thereof, (ii) by reason of customary provisions contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) any restrictions contained in agreements related to Indebtedness of any Foreign Subsidiary (in which case such restriction shall relate only to such Foreign Subsidiary and its Subsidiaries), (v) any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (vi) with respect to Contractual Obligations incurred in the ordinary course of business and on customary terms which prohibit transfers of the assets subject of the applicable Contractual Obligation, and (vii) in agreements entered into in connection with the Facilities Consolidation Program and the 7E7 Program (in which case, any prohibition or limitation shall only be effective against the property financed thereby and the proceeds thereof).

          7.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for the businesses engaged in by the Borrower and its Subsidiaries on the Closing Date and similar or related businesses and reasonable extensions thereof.

          7.16 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.

SECTION 8. EVENTS OF DEFAULT

     If any of the following events shall occur and be continuing:

     (a) The Borrower shall fail to pay (i) any principal of any Loan when due, whether at stated maturity, at a date fixed for prepayment or otherwise, (ii) any interest on any Loan, any fee or any other amount payable hereunder or under any other Loan Document within five Business Days after the due date thereof, or (iii) any Reimbursement Obligation or interest on any Reimbursement Obligation within three Business Days after any such Reimbursement Obligation or interest thereon becomes due in accordance with the terms hereof; or

     (b) Any representation or warranty made or deemed made by any Loan Party or any Pledgor herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

     (c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.7(a) or Section 7; or

     (d) Any Loan Party or any Pledgor shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of 30 days after such Loan Party receives from the Administrative Agent or the Required Lenders notice of the existence of such default; or

     (e) The Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Funded Debt (excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Funded Debt beyond the period of grace, if any, provided in the instrument or agreement under which such Funded Debt was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Funded Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Funded Debt (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Funded Debt to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Funded Debt the outstanding principal amount of which individually exceeds $20,000,000, and in the case of Funded Debt of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Funded Debt if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such

Indebtedness or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by the Borrower or any of its Subsidiaries and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

     (f) (i) The Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (g) (i) The Borrower or any of its Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Subsidiary, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Subsidiary shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability as a result of a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition (other than one which could not reasonably be expected to result in a violation of any applicable law or of the qualification requirements of the Code) shall occur or exist with respect to a Plan or a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of the Borrower and its Subsidiaries to pay money that could have a Material Adverse Effect; or

     (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (to the extent not paid or fully covered by insurance or effective indemnity) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or appealed within 30 days from the entry thereof; or

     (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.16), to be in full force and effect in any material respect, or any Loan Party or any Pledgor shall so assert, or any Lien created by any of the Security Documents shall cease in any material respect to be enforceable and of the same effect and priority purported to be created thereby; provided that there shall be no Event of Default under this clause (i) to the extent such Event of Default arises from (A) the resignation of the Administrative Agent or (B) the negligence or willful misconduct of the Administrative Agent following a reasonable request from the Borrower to execute any document or take any other action relating to such Security Document or the Liens granted thereunder; or

     (j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.16), to be in full force and effect or any Loan Party shall so assert; or

     (k) (i) (a) prior to consummation of an initial public offering by the Borrower, the Sponsor and its Affiliates and other Permitted Investors shall cease to beneficially own and control directly or indirectly at least 51% on a fully diluted basis of the economic and voting interests in the Capital Stock of the Borrower or (b) after the consummation of any initial public offering, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (collectively, an “Other Investor”) has beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of a percentage of voting interests in the Borrower’s Capital Stock that is greater than the percentage of such voting interests at such time beneficially owned directly or indirectly by the Sponsor, its Affiliates and the other Permitted Investors, provided that this clause (b) shall not be applicable if the Other Investor is a Passive Investor that holds beneficial ownership of less than 20% of such voting interests; (ii) the Sponsor, its Affiliates and other Permitted Investors shall cease to have the ability (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower; or (iii) a “change of control” under the Senior Note Indenture shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations and Tranche B L/C Obligations, whether or not the beneficiaries of the then outstanding Tranche A Letters of Credit and Tranche B Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Facility Funding Parties, the Administrative Agent may, or upon the request of the Majority Revolving Facility Funding Parties, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations and Tranche B L/C Obligations, whether or not the beneficiaries of the then outstanding Tranche A Letters of Credit and Tranche B Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Tranche A Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Tranche A Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Tranche A Letters of Credit, and the unused portion thereof after all such Tranche A Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Tranche A Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Borrower. With respect to Tranche B L/C Obligations, (i) the Borrower shall at the time of an acceleration pursuant to this paragraph deposit an amount equal to the then outstanding undrawn and unexpired Tranche B Letters of Credit (the “Security Amount”) into the Tranche B L/C Deposit Account to secure the Borrower’s reimbursement obligations with respect to any drawings that might occur under such Tranche B Letters of Credit and (ii) any amounts of the Tranche B L/C Deposits held in the Tranche B L/C Deposit Account (less any remaining Security Amount) shall be promptly returned to the Tranche B L/C Participants.

SECTION 9. THE ADMINISTRATIVE AGENT

          9.1 Appointment. Each Funding Party hereby irrevocably designates and appoints the Administrative Agent as the agent of such Funding Party under this Agreement and the other Loan Documents, and each such Funding Party irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Funding Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

          9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Funding Parties for any recitals, statements, representations or warranties made by any Loan Party, any Pledgor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Funding Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Pledgor.

          9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Funding Parties) as it deems appropriate or it shall first be indemnified to its satisfaction by the Funding Parties against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Funding Parties), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Funding Parties and all future holders of the Loans.

          9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Funding Party or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Funding Parties. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Funding Parties); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Funding Parties.

          9.6 Non-Reliance on Administrative Agent and Other Funding Parties. Each Funding Party expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Funding Party. Each Funding Party represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Funding Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Funding Party also represents that it will, independently and without reliance upon the Administrative Agent or any other Funding Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Funding Parties by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Funding Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          9.7 Indemnification. The Funding Parties agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Funding Party shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

          9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party or any Pledgor as though it were not the Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Tranche A Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Funding Party and may exercise the same as though it were not the Administrative Agent, and the terms “Funding Party” and “Funding Parties” shall include the Administrative Agent in its individual capacity.

          9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Funding Parties and the Borrower effective upon appointment of a successor Agent. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Funding Parties a successor agent for the Funding Parties, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor Administrative Agent shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Funding Parties and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

          9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Funding Parties to effect any release of Liens or Guarantee Obligations contemplated by Section 10.16.

          9.11 Titles. Notwithstanding anything herein to the contrary, the Syndication Agent, the Documentation Agent and the Joint Lead Arrangers and Joint Bookrunners named on the cover page of this Agreement, in their respective capacities as such, shall have no obligation, responsibility or required performance hereunder.

SECTION 10. MISCELLANEOUS

          10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party and/or Pledgor party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party and/or Pledgor party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Administrative Agent, the Swingline Lender, the Tranche A Issuing Lender, the Tranche B Issuing Lender, the Funding Parties or of the Loan Parties or Pledgors hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided however that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan or any Incremental Facility Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (A) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Funding Parties of each adversely affected Facility) and (B) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Funding Party’s Revolving Commitment, in each case without the written consent of each Funding Party directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Funding Party under this Section 10.1 without the written consent of such Funding Party; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Funding Parties; (iv) amend, modify or waive any provision of Section 2.19 without the written consent of the Majority Facility Funding Parties in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Funding Parties with respect to any Facility without the written consent of all Funding Parties under such Facility; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.7 or 2.8 without the written consent of the Swingline

Lender; or (viii) amend, modify or waive any provision of Section 3 or 3A without the written consent of the Tranche A Issuing Lender or the Tranche B Issuing Lender, respectively. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Funding Parties and shall be binding upon the Loan Parties, the Pledgors, the Funding Parties, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Pledgors, the Funding Parties and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Funding Parties, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Vought Aircraft Industries, Inc.
9314 West Jefferson Boulevard M/S 2-01
Dallas, TX 75211
Attention: Cletus Glasener
Telecopy: 972-946-3263
Telephone: 972-946-2444

with a copy to:

TC Group L.L.C.
1001 Pennsylvania Avenue, N.W., Suite 220 South
Washington, D.C. 20004
Attention: Nigel Jones
Telecopy: 202-347-9250
Telephone: 202-729-5504

Administrative Agent:	Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, NY 10019
Attention: Maritza Ospina
Telecopy: 646-758-4648
Telephone: 212-526-4332

provided that any notice, request or demand to or upon the Administrative Agent, the Funding Parties or the Borrower shall not be effective until received.

          Notices and other communications to the Funding Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Funding Party. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Funding Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

          10.5 Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all their respective reasonable out-of-pocket documented costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Administrative Agent only, the administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable documented fees and disbursements and other charges of counsel to the Administrative Agent (including one primary counsel and such local counsel as the Administrative Agent may reasonably require in connection with collateral matters, but no more than one counsel in any jurisdiction) in connection with all of the foregoing, (b) to pay or reimburse each Funding Party and the Administrative Agent for all their documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the documented fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Funding Party and of counsel to the Administrative Agent, (c) to pay, indemnify, or reimburse each Funding Party and the Administrative Agent for, and hold each Funding Party and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify or reimburse each Funding Party, the Administrative Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found to have resulted from the gross negligence or willful misconduct of such Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling Persons. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. The agreements in this Section 10.5 shall survive repayment of the Obligations.

          10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Tranche A Issuing Lender that issues any Tranche A Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Funding Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Funding Party may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Funding Party may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Funding Party, an affiliate of a Funding Party, an Approved Fund or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person;

     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or any Incremental Facility Term Loan to a Funding Party, an Affiliate of a Funding Party or an Approved Fund;

     (C) the Tranche A Issuing Lender and the Swingline Lender with respect to an assignment of all or any portion of a Revolving Loan, provided that no consent of the Tranche A Issuing Lender and the Swingline Lender shall be required for an assignment to a Funding Party or an affiliate of a Funding Party; and

     (D) the Tranche B Issuing Lender with respect to an assignment of all or any portion of a Tranche B L/C Commitment, provided that no consent of the Tranche B Issuing Lender shall be required for an assignment to a Funding Party or an affiliate of a Funding Party and provided further that any such assignment shall be accompanied by an assignment of a corresponding portion of such Term B Issuing Lender’s Tranche B L/C Deposit.

     (ii) Assignments shall be subject to the following additional conditions:

     (A) except in the case of an assignment to a Funding Party, an affiliate of a Funding Party or an Approved Fund or an assignment of the entire remaining amount of the assigning Funding Party’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Funding Party subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Term Facility or any Incremental Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Funding Party and its affiliates or Approved Funds, if any;

     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more Approved Funds;

     (C) the Assignee, if it shall not be a Funding Party, shall deliver to the Administrative Agent an administrative questionnaire; and

     (D) except as permitted pursuant to paragraph (b)(iii) below, no assignment shall be to the Borrower or any of its Subsidiaries.

          For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, advised or managed by (a) a Funding Party, (b) an Affiliate of a Funding Party or (c)(i) an entity or an Affiliate of an entity that administers, advises or manages a Funding Party or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Funding Party.

          (iii) Notwithstanding anything to the contrary contained in this Section 10.6 or any other provision of this Agreement, so long as (i) there is no Default, (ii) there is no Event of Default and (iii) no Event of Default or Default would result therefrom, the Borrower may purchase all or any portion of any Loan of any Funding Party pursuant to an Assignment and Assumption between the Borrower and such Funding Party and such purchase shall not be deemed to be a voluntary prepayment hereunder except for the purposes of the first sentence of Section 2.19(b), provided that (i) the Borrower simultaneously provides a copy of such Assignment and Assumption to the Administrative Agent, (ii) the Administrative Agent promptly provides notice to all Funding Parties of the occurrence of any such purchase by the Borrower (but not the identity of the Funding Party(s) selling Loans or the amounts being purchased), (iii) the Borrower shall pay all accrued and unpaid interest, if any, on the purchased Loans to the date of purchase of such Loans, (iv) the purchase of such Loans shall not be taken into account in the calculation of Excess Cash Flow, (v) the Borrower may not make a purchase pursuant to this paragraph (b)(iii) for a price greater than $0.98 for every $1.00 of Loans so purchased, (vi) the Borrower may not make purchases pursuant to this paragraph (b)(iii) in an amount greater than an aggregate $30,000,000 in any Fiscal Year and (vii) in connection with such purchase the Borrower shall not make any untrue statement of material fact to any Funding Party or, in making any statement to any Funding Party in connection with any such repurchase, omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading (provided that the foregoing shall not imply any obligation on the part of the Borrower to disclose any information concerning the Borrower or its business in connection with any such purchase to the extent that the failure to disclose such information would not contravene this clause (vii)).

          Following any purchase by the Borrower pursuant to this paragraph (b)(iii), (A) the Loans so purchased shall be deemed cancelled and no longer outstanding for all purposes of this Agreement and the other Credit Documents, including, but not limited to, (i) the making of, or the application of, any payments to the Funding Parties under this Agreement or any other Credit Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (iii) the determination of Majority Facility Funding Parties or Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document, (B) Revolving Commitments shall be permanently reduced by the principal amount of any

Revolving Loans so purchased, and (C) such Loans, Revolving Commitments and Swingline Commitments, as the case may be, may not be resold by the Borrower. Any payment made by the Borrower in connection with a purchase permitted by this paragraph (b)(iii) shall not be subject to the provisions of the third and fourth sentences of Section 2.19(a), Section 2.19(c), Section 2.19(d), Section 2.19(f) or Section 10.7(a). Failure by the Borrower to make any payment to a Funding Party required by an agreement permitted by this paragraph (b)(iii) shall not constitute an Event of Default under Section 8(a).

          (iv) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Funding Party under this Agreement, and the assigning Funding Party thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Funding Party’s rights and obligations under this Agreement, such Funding Party shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.20, 2.21, 2.22 and 10.5). Any assignment or transfer by a Funding Party of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Funding Party of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

          (v) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Funding Parties, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Funding Party, and such Funding Party’s Tranche B L/C Percentage of the Tranche B L/C Exposure, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Tranche A Issuing Lender and the Funding Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Funding Party hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Tranche A Issuing Lender and, solely with respect to any entry relating to a Funding Party’s Loans, such Funding Party, at any reasonable time and from time to time upon reasonable prior notice.

          (vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Funding Party and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Funding Party hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c) (i) Any Funding Party may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Funding Party’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Funding Party’s obligations under this Agreement shall remain unchanged, (B) such Funding Party shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Tranche A Issuing Lender, the Tranche B Issuing Lender and the other Funding Parties shall continue to deal solely and directly with such Funding Party in connection with such Funding Party’s rights and obligations under this Agreement. Any agreement pursuant to which a Funding Party sells such a participation shall provide that such Funding Party shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Funding Party will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Funding Party directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6 and to such Participant’s compliance with the provisions of Section 2.24 as if it were a Lender hereunder, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.20, 2.21 and 2.22 to the same extent as if it were a Funding Party and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.

          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.20 or 2.21 than the applicable Funding Party would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts. Any Participant that is a Non-U.S. Funding Party shall not be entitled to the benefits of Section 2.21 unless such Participant complies with Section 2.21(d).

          (d) Any Funding Party may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Funding Party (including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) any pledge or assignment to any holders of obligations owed, or securities issued, by such Funding Party including to any trustee for, or any other representative of, such holders), and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Funding Party from any of its obligations hereunder or substitute any such pledgee or Assignee for such Funding Party as a party hereto.

          (e) The Borrower, upon receipt of written notice from the relevant Funding Party, agrees to issue Notes to any Funding Party requiring Notes to facilitate transactions of the type described in paragraph (d) above.

          10.7 Adjustments; Set-off . (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Funding Party or to the Funding Parties under a particular Facility, if any Funding Party (a “Benefitted Funding Party”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Funding Party, if any, in respect of such other Funding Party’s Obligations, such Benefitted Funding Party shall purchase for cash from the other Funding Parties a participating interest in such portion of each such other Funding Party’s Obligations, or shall provide such other Funding Parties with the benefits of any such collateral, as shall be necessary to cause such Benefitted Funding Party to share the excess payment or benefits of such collateral ratably with each of the Funding Parties; provided however that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Funding Party, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Funding Parties provided by law, each Funding Party shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Funding Party or any branch or agency thereof to or for the credit or the account of the Borrower. Each Funding Party agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Funding Party, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

          10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Funding Parties relating to the terms of the financing contemplated hereby.

          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

     (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

          10.13 Judgment Currency.

          (a) If, for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (the “Judgment Currency”) an amount due under this Agreement or any other Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the State of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made being referred to as the “Judgment Conversion Date”).

          (b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.13(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt of the amount due in immediately available funds, the Borrower shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from the Borrower under this Section 10.13 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement. The term “rate of exchange” in this Section 10.13 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

          10.14 Acknowledgments. The Borrower hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

     (b) neither the Administrative Agent nor any Funding Party has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Funding Parties, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Funding Parties or among the Borrower and the Funding Parties.

          10.15 Confidentiality. Each of the Administrative Agent, the Tranche A Issuing Lender, the Swingline Lender and the Funding Parties agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished to it, directly or indirectly, by or on behalf of the Borrower or any of its affiliates, whether in writing, orally, by observation or otherwise and whether furnished before or after the Closing Date (“Confidential Information”), strictly confidential and not to use Confidential Information for any purpose other than evaluating the transactions contemplated hereby and negotiating, making available, syndicating and administering the Credit Agreement (the “Agreed Purposes”) and for the purposes set forth in the next succeeding sentence. Without limiting the foregoing, the Administrative Agent, the Tranche A Issuing Lender and the Swingline Lender and each Funding Party agrees to treat any and all Confidential Information with no less than adequate means to preserve its confidentiality, and the Administrative Agent, the Tranche A Issuing Lender and the Swingline Lender and each Funding Party agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its directors, officers, employees, counsel and other representatives (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes, (2) to prospective Funding Parties and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (3) upon the request or demand of any Governmental Authority having jurisdiction over it, (4) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (5) to the extent reasonably required or necessary in connection with any litigation or similar proceeding relating to the Facilities, (6) that has been publicly disclosed other than in breach of this Section 10.15, (7) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Funding Party’s investment portfolio in connection with ratings issued with respect to such Funding Party or (8) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents. The Administrative Agent, the Tranche A Issuing Lender and the Swingline Lender and each Funding Party acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and (ii) the Borrower has advised the Administrative Agent, the Tranche A Issuing Lender and the Swingline Lender and the Funding Parties that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Administrative Agent, the Tranche A Issuing Lender and the Swingline Lender and the Funding Parties without the confidentiality provisions of this Agreement.

          10.16 Release of Collateral and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Funding Party, or any affiliate of any Funding Party that is a party to any Specified Hedge Agreement) take such actions as shall be reasonably required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

          (b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Tranche A Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Funding Party, or any affiliate of any Funding Party that is a party to any Specified Hedge Agreement) take such actions as shall be reasonably required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

          10.17 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE FUNDING PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          10.18 USA PATRIOT ACT. Each Funding Party hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Funding Party to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

VOUGHT AIRCRAFT INDUSTRIES, INC.

By:

Name: Title:

LEHMAN COMMERCIAL PAPER INC., as
Administrative Agent and as a Funding Party

By:

Name: Title:

JPMORGAN CHASE BANK, N.A., as a Funding Party
and as a Tranche A Issuing Lender

By:

Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:

Name: Title:

(Name of Funding Party)

By:

Name: Title:

By:

Name:
Title:

SCHEDULE 1.1A

COMMITMENTS

	REVOLVING	TERM	TRANCHE B L/C
FUNDING PARTY	COMMITMENT	COMMITMENT	COMMITMENT
Lehman Commercial Paper Inc.	60,000,000.00	170,000,000.00	30,000,000.00
JPMorgan Chase Bank, N.A.	60,000,000.00	170,000,000.00	30,000,000.00
Goldman Sachs Credit Partners L.P.	30,000,000.00	85,000,000.00	15,000,000.00

SCHEDULE 1.1B

MORTGAGED PROPERTIES

Grantor	Address/City/State/Zip Code	County	Owned or Leased	Mortgage Filing Jurisdiction
““	1701 W. Marshall Street Grand Prairie, TX 75051	Dallas	Owned	Dallas
““	West Highway 22 Milledgeville, GA 31061	Baldwin	Owned	Baldwin
““	1431 Vultee Boulevard Nashville, Tennessee	Davidson	Owned	Davidson

SCHEDULE 3A.11

INTERIM TRANCHE B LETTERS OF CREDIT
ISSUER	AMOUNT	EXPIRY DATE
Svenska Handelsbanken	2,100,000.00	12/3/05
Svenska Handelsbanken	1,375,000.00	8/13/05
Svenska Handelsbanken	500,000.00	12/21/05
National Australia Bank	11,505,197.00	7/26/05
National Australia Bank	1,077,703.00	7/26/05
National Australia Bank	173,200.00	8/7/05
National Australia Bank	4,750,000.00	12/13/05
National Australia Bank	16,408,708.00	8/6/05
BNP Parbas	12,500,000.00	12/21/05

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

     Filing of Form 8-K with the Securities and Exchange Commission.

SCHEDULE 4.8

REAL ESTATE ASSETS

Owned or
Loan Party	Address/City/State/Zip Code	County	Leased
Vought Aircraft Industries,	One Northrop Avenue	Los Angeles	Owned
Inc.	Hawthorne, CA 90250

Vought Aircraft Industries,	12301 S. Crenshaw Blvd.	Los Angeles	Owned
Inc.	Hawthorne, CA 90250

Vought Aircraft Industries,	2401 W. Marshall Street	Dallas	Owned
Inc.	Grand Prairie, TX 75051

Vought Aircraft Industries,	9314 W. Jefferson Ave.	Dallas	Owned
Inc.	Dallas, TX 75211

Vought Aircraft Industries,	West Highway 22	Baldwin	Owned
Inc.	Milledgeville, GA 31061

Vought Aircraft Industries,	Marshall Street	Dallas	Leased
Inc.	1701 W. Marshall Grand Prairie, TX 75051

Vought Aircraft Industries,	NWIRP Facility	Dallas	Leased
Inc.	9314 West Jefferson Dallas, TX 75211

Vought Aircraft Industries,	Witham Field	Martin	Leased
Inc.	1801 S.E. Airport Rd Stuart, FL 34996

Vought Aircraft Industries,	640 Alaska St.	Los Angeles	Leased
Inc.	Torrance, CA 90503

Vought Aircraft Industries,	Georgia Production Site	Houston	Leased
Inc.	One Northrop Place Perry, GA 31069

Vought Aircraft Industries,	Griffin Pipe Warehouse	Baldwin	Leased
Inc.	951 Barrows Ferry Rd.
Milledgeville, GA 31061

Vought Aircraft Industries,	1431 Vultee Boulevard	Davidson	Owned
Inc.	Nashville, Tennessee

Contour Aerospace	423 Berry Way	Los Angeles	Leased
Corporation	Brea, CA 92821

Contour Aerospace	424 Berry Way	Orange County	Leased
Corporation	Brea, CA 92821

Owned or
Loan Party	Address/City/State/Zip Code	County	Leased
Contour Aerospace	430 Berry Way Brea, CA 92821	Orange County	Leased
Corporation

Contour Aerospace	1415 75th Street, S.W.	Orange County	Leased
Corporation	Everett, WA 98203

Contour Aerospace Corporation	423 Berry Way Brea, CA 92821	Snohomism	Leased

SCHEDULE 4.15

SUBSIDIARIES

	JURISDICTION OF	OWNER AND PERCENTAGE
SUBSIDIARY	INCORPORATION	OWNERSHIP
Vought Commercial Aircraft Company	Delaware	100%
VAC Industries, Inc.	Delaware	100%
Contour Aerospace Corporation	Delaware	100%

SCHEDULE 7.2

EXISTING INDEBTEDNESS

     Indebtedness in the form of capital leases set forth on Schedule 7.3

SCHEDULE 7.3

EXISTING LIENS

			Original File		New File
Debtor	Jurisdictions	Secured Party	Date	Original File No.	Date	New File No.
Vought Aircraft Industries, Inc.
		Amada America, Inc. (Debtor: Northrop Grumman Corporation)	7/3/03	31941247 (Equipment Lease)
		Makino, Inc.	1/29/02	020017430572 (Equipment Lease)
		Sumner Group, Inc.	11/8/04	040087537155 (Equipment Lease)
		Sumner Group, Inc.	11/11/04	040088021467 (Equipment Lease)
		Sumner Group, Inc.	11/11/04	040088021488 (Equipment Lease)
The Aerostructures Corporation (Vought Aircraft Industries, Inc.)	CA (SOS)	General Electric Capital Corporation	6/6/00	0016060936 (Equipment Lease)
		SAFECO Credit Company, Inc.	8/15/01	0123360287 (Equipment Lease)	10/25/01	01298C0836 (Partial Release of Collateral)
		GE Capital Corporation	10/22/01	0129660097 (Equipment Lease)
		NEC America, Inc.	6/27/02	0217960189 (Equipment Lease)
		US Bankcorp	3/2/04	0406860239 (Equipment Lease)
	DE (SOS)	SAFECO Credit Company, Inc.	8/14/01	10944475 (Equipment Lease)	10/25/01	1132039 (Partial Release of Collateral)
		Bankers Leasing Association, Inc.	9/6/01	11117287 (in lieu continuation statement — Equipment Lease)
		The CIT Group/Equipment Financing, Inc.	9/6/01	11117477 (Equipment Lease)	10/25/01	1132038 (Partial Release of Collateral)
		Bobcat Financial Services	9/14/01	11159339 (Equipment Lease)
		GE Capital	10/22/01	11466270 (Equipment Lease)
		Bankers Leasing Association, Inc.	4/23/02	21190508 (Equipment Lease)
		NEC America, Inc.	6/27/02	21820657 (Equipment Lease)
		General Electric Capital Corporation	10/29/02	22823585 (Equipment Lease)

			Original File		New File
Debtor	Jurisdictions	Secured Party	Date	Original File No.	Date	New File No.
		General Electric Capital Corporation	11/21/02	23030933 (Equipment Lease)
		The CIT/Equipment Financing, Inc.	1/3/02	30184856 (Equipment Lease)	3/24/03	30809395 (Amended Collateral)
		General Electric Capital Corporation	2/19/03	30477615 (Equipment Lease)
		General Electric Capital Corporation	4/11/03	30954019 (Equipment Lease)
		General Electric Capital Corporation	4/22/03	3103009 (Equipment Lease)	4/8/04	40991283 (Restated Collateral)
		General Electric Capital Corporation	5/7/03	31181463 (Equipment Lease)
		General Electric Capital Corporation	5/7/03	31181521 (Equipment Lease)
		General Electric Capital Corporation of Tennessee	3/9/04	406648623 (Equipment Lease)
		The CIT Group/Equipment Financing, Inc.	8/3/04	42175109 (Equipment Lease)
		General Electric Capital Corporation	9/21/04	42716225 (Equipment Lease)
	TN (SOS)	General Electric Capital Corporation	2/22/00	200-006565 (Equipment Lease)
		CIT Technology Financing Services, Inc.	1/16/03	303-003189 (Equipment Lease)
	WA (SOS)	NEC America, Inc.	6/28/02	200218279988 (Equipment Lease)
Contour Aerospace, Inc.
(Vought Aircraft Industries, Inc.)	WA (SOS)	SAFECO Credit Company, Inc.	10/27/95	953000432 (Equipment Lease)	11/4/96	963090386 (Amendment changing Debtor name to Contour Aerospace, Inc.) (Also found in Contour Aerospace, Inc.)
					10/2/00	2002760406 (Continuation)
		SAFECO Credit Company, Inc.	10/27/95	953000433 (Equipment Lease)	11/4/96	963090387 (Amendment changing Debtor name to Contour Aerospace, Inc.)

			Original File		New File
Debtor	Jurisdictions	Secured Party	Date	Original File No.	Date	New File No.
					10/2/00	2002760405 (Continuation) (Also found in Contour Aerospace, Inc.)
		Makino, Inc.	12/2/02	200233725729 (Equipment Lease) (Also found in Contour Aerospace, Inc.)
Contour Industries, Inc. (Vought Aircraft Industries, Inc.)	CA (SOS)				10/2/00	2002760406 (Continuation)
		SAFECO Credit Co, Inc.	10/27/95	953000433 (Equipment Lease)	11/4/96	963090387 (Amendment changing Debtor Name to Contour Aerospace, Inc.)
					10/2/00	2002760405 (Continuation)
	Snohomish County, WA	SAFECO Credit Company, Inc.	10/27/95	9510270212 (Equipment Lease)	12/17/96	961270285 (Amendment changing Debtor name to Contour Aerospace, Inc.)
					10/2/00	200010020090 (Continuation)
		SAFECO Credit Company, Inc.	10/27/95	9510270213 (Equipment Lease)	12/17/96	961270286 (Amendment changing Debtor name to Contour Aerospace, Inc.)
					10/2/00	200010020091 (Continuation)
Aerostructures Corporation D.B.A. Contour Aerospace (Vought Aircraft Industries, Inc.)	CA (SOS)	SAFECO Credit Company, Inc.	8/15/01	0123360287 (Equipment Lease)	10/25/01	01298C0836 (Amendment - Partial Release of Collateral) (also found under Contour Aerospace Corporation)

			Original File		New File
Debtor	Jurisdictions	Secured Party	Date	Original File No.	Date	New File No.
Contour Aerospace Corporation	CA (SOS)	SAFECO Credit Company, Inc.	8/15/01	0123360287 (Equipment Lease)	10/25/01	01298C0836 (Amendment - Partial Release of Collateral)
	WA (SOS)	SAFECO Credit Company, Inc.	10/27/95	953000432 (Equipment Lease)	11/4/96	96309C386 (Amendment changing Debtor name to Contour Aerospace, Inc.)
					10/2/00	20002760406 (Continuation)
		SAFECO Credit Company, Inc.	10/27/95	953000433 (Equipment Lease)	11/4/96	96309C387 (Amendment changing Debtor name to Contour Aerospace, Inc.)
					10/2/00	20002760405 (Continuation)
		Makino, Inc.	12/2/02	200233725729 (Equipment Lease)
	Orange County, CA	SAFECO Credit Company, Inc.	6/24/94	1994-0422711	1/14/99	1999-0027929 (Continuation)
					10/25/01	2001-0756624 (Partial Release of Collateral)
		SAFECO Credit Company, Inc.	10/25/01	2001-0756622
		SAFECO Credit Company, Inc. (Debtor:	8/17/01	2001-0573125	10/25/01	2001-0756623 (Partial Release of Collateral)
	Snohomish County, WA	SAFECO Credit Company, Inc.	10/27/95	9510270212 (Equipment Lease)	12/17/96	9612170285 (Amendment changing Debtor name to Contour Aerospace, Inc.)
					10/2/00	200010020090 (Continuation)
		SAFECO Credit Company, Inc.	10/27/95	9510270213 (Equipment Lease)	12/17/96	9612170286 (Amendment changing Debtor name to Contour Aerospace, Inc.)

			Original File		New File
Debtor	Jurisdictions	Secured Party	Date	Original File No.	Date	New File No.
					10/2/00	200010020091 (Continuation)

SCHEDULE 7.8

EXISTING INVESTMENTS

     None.